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Exhibit 10(a)

COMPOSITE COPY
AS AMENDED BY AMENDMENT NO. 1

    (Signature pages reflect Lender group at
10/10/01—Syndication titles omitted)

FIVE-YEAR

CREDIT AGREEMENT

dated as of

March 1, 2001

among

Tenet Healthcare Corporation

The Lenders, Managing Agents and Co-Agents Party Hereto

The Swingline Bank Party Hereto

The Bank of New York
The Bank of Nova Scotia
Salomon Smith Barney Inc.
as Documentation Agents

Bank of America, N.A.
as Syndication Agent

and

Morgan Guaranty Trust Company of New York
as Administrative Agent

Arranged by:

J.P. Morgan Securities Inc.
and
Banc of America Securities LLC,
Joint Lead Arrangers
and
Joint Bookrunners

2

3

Pricing Schedule
Commitment Schedule
Schedule 3.04—Existing Letters of Credit
Schedule 4.05—Pending Litigation
Exhibit A—Note
Exhibit B—Money Market Request
Exhibit C—Money Market Invitation
Exhibit D—Money Market Quote
Exhibit E—Swingline Note
Exhibit F—Senior Officer's Closing Certificate
Exhibit G—Opinion of Gibson, Dunn & Crutcher LLP, Special Counsel for the Borrower
Exhibit H—Opinion of General Counsel for the Borrower
Exhibit I—Opinion of Davis Polk & Wardwell, Special Counsel for the Administrative Agent
Exhibit J—Assignment and Assumption Agreement

4

FIVE-YEAR
CREDIT AGREEMENT

    AGREEMENT dated as of March 1, 2001 among TENET HEALTHCARE CORPORATION, the LENDERS, MANAGING AGENTS, CO-AGENTS and SWINGLINE BANK party hereto, The Bank of New York, The Bank of Nova Scotia and Salomon Smith Barney Inc., as Documentation Agents, Bank of America, N.A., as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Administrative Agent.

    The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

    SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

    "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

    "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.09(b).

    "Administrative Agent" means Morgan Guaranty Trust Company of New York, in its capacity as Administrative Agent for the Lenders hereunder, and its successors in such capacity.

    "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

    "Affiliate" means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a "Controlling Person") or (ii) any Person which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person by voting securities, by contract or otherwise.

    "Agents" means the Administrative Agent, the Documentation Agents and the Syndication Agent, and "Agent" means any one of them.

    "Aggregate LC Exposure" means at any time the sum, without duplication, of (i) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time and (ii) the aggregate unpaid amount of all LC Reimbursement Obligations outstanding at such time.

    "Applicable Lending Office" means, with respect to any Lender, (i) in the case of its Base Rate Loans and its participations in Letters of Credit, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

    "Approved Fund" means any Fund that is managed (whether as manager or administrator) by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

    "Availability Period" means the period from and including the Closing Date to but excluding the Termination Date.

    "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 2 of 1% plus the Federal Funds Rate for such day.

    "Base Rate Borrowing" means a borrowing of Base Rate Loans pursuant to Section 2.01 or 2.16(h).

    "Base Rate Loan" means a Syndicated Loan which bears interest at the Base Rate (or any higher rate determined pursuant to Section 2.09(a)) pursuant to the applicable Notice of Syndicated Borrowing or Notice of Interest Rate Election or the provisions of Section 2.16(h) or Article 8.

    "Borrower" means Tenet Healthcare Corporation, a Nevada corporation, and its successors.

    "Borrower's Existing Credit Agreement" means the $2,800,000,000 Credit Agreement dated as of January 30, 1997, as amended, among the Borrower and the Lenders, Managing Agents and Co-Agents party thereto, Bank of America, N.A. as Syndication Agent, The Bank of New York and The Bank of Nova Scotia, as Documentation Agents, and Morgan Guaranty Trust Company of New York as Administrative Agent, as in effect immediately before the Closing Date.

    "Borrowing" means a Syndicated Borrowing, a Money Market Borrowing or a Swingline Borrowing.

    "Closing Date" means the date on which all the conditions set forth in Section 3.01 have been satisfied (or waived in accordance with Section 9.05).

    "Co-Agents" means the Lenders designated as Co-Agents on the signature pages hereof, in their respective capacities as Co-Agents in connection with the credit facility provided hereunder.

    "Commitment" means (i) with respect to any Lender listed on the Commitment Schedule, the amount set forth opposite its name on the Commitment Schedule as its Commitment or (ii) with respect to any Eligible Assignee, the amount of the transferor Lender's Commitment assigned to such Eligible Assignee pursuant to Section 9.06(c), in each case as such amount may be reduced from time to time pursuant to Section 2.12 or changed as result of an assignment pursuant to Section 9.06(c). The term "Commitment" does not include the Swingline Commitment.

    "Commitment Percentage" means, with respect to any Lender at any time, the percentage which the amount of such Lender's Commitment at such time represents of the aggregate amount of all the Lenders' Commitments at such time. At any time after the Commitments shall have terminated, the term "Commitment Percentage" shall refer to a Lender's Commitment Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(c).

    "Commitment Schedule" means the Commitment Schedule attached hereto.

    "Consolidated EBITDA" means, for any period of four consecutive Fiscal Quarters, the sum of (i) operating income plus (ii) to the extent deducted in determining such operating income, the sum of (x) depreciation and amortization and (y) impairment and other unusual charges (except, for any such period, to the extent that the aggregate amount of such charges that do not constitute Non-Cash Charges reported by the Borrower for all fiscal periods commenced after November 30, 2000 exceeds three percent (3.0%) of the Borrower's consolidated total assets at the end of such four-quarter period), in each case for the Borrower and its Subsidiaries on a consolidated basis and determined (A) on a Pro Forma Basis and (B) in a manner consistent with the determination of the amount of any thereof reported in the consolidated statement of income for the Fiscal Year ended May 31, 2000 included in the Borrower's annual report to shareholders for such Fiscal Year.

    "Consolidated Interest Expense" means, for any period of four consecutive Fiscal Quarters, the consolidated interest expense of the Borrower and its Subsidiaries for such period, determined on a Pro Forma Basis.

    "Consolidated Net Worth" means, at any time, the consolidated stockholders' equity of the Borrower and its Subsidiaries at such time.

    "Consolidated Rental Expense" means, for any period of four consecutive Fiscal Quarters, the consolidated rental expense of the Borrower and its Subsidiaries for such period, determined on a Pro Forma Basis.

    "Consolidated Total Debt" means at any time, without duplication, the sum of (i) the consolidated Debt of the Borrower and its Subsidiaries, minus (ii) the lesser of (x) the outstanding principal amount of the Borrower's 6% Exchangeable Subordinated Notes due 2005 or (y) the sum of (a) the aggregate market value of the shares of common stock of Ventas, Inc. for which such outstanding notes are exchangeable plus (b) the amount of proceeds from the sale by the Borrower of shares of common stock of Vencor, Inc. that are, at such time, held in escrow for the benefit of holders of such Notes.

    "Continuing Director" means (i) any individual who is a director of the Borrower on the date of this Agreement and (ii) any individual who becomes a director of the Borrower after the date of this Agreement and is elected or nominated for election as a director of the Borrower by a majority of the individuals who were Continuing Directors immediately before such election or nomination.

    "Credit Exposure" means, with respect to any Lender at any time, (i) the amount of its Commitment at such time or (ii) if its Commitment shall have terminated, an amount equal to the sum of the aggregate outstanding principal amount of its Loans plus its LC Exposure at such time plus any participation in Swingline Loans held by it pursuant to Section 2.16(h).

    "Date of Determination", when used with respect to determining any amount for any period of four consecutive Fiscal Quarters, means (i) the last day of such period, if such amount is being determined for purposes of Section 5.11 or (ii) the day as of which the debt ratio is being determined, if such amount is being determined for purposes of Section 5.09.

    "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and deferred compensation payable to members of management of such Person, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all obligations pursuant to any Synthetic Lease, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person (such Debt of such Person to be in a principal amount equal to the lesser of (x) the outstanding principal amount of the Debt so secured and (y) the book value of such asset or assets) and (vii) all Guarantees by such Person of obligations of other Persons of the types described in the foregoing clauses (i) through (vi), inclusive (any such Guarantee to be included in any calculation of the amount of such Person's Debt at an amount equal to the principal amount guaranteed thereby). If such Person Guarantees Debt of another Person by causing a letter of credit to be issued in support thereof, the "Debt" of such Person includes (without duplication) such Person's obligation to reimburse the issuing bank for drawings (including any future drawings) in respect of principal under such letter of credit.

    "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

    "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

    "Domestic Lending Office" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

    "Eligible Assignee" means (a) a Lender; (b) an affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative Agent, the Swingline Bank and each LC Issuing Bank having a Letter of Credit outstanding and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment amount threshold), the Borrower shall be deemed to have given its consent five Domestic Business Days after the date notice thereof has been delivered to the Borrower by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Domestic Business Day.

    "Environmental Laws" means any and all federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

    "Equity Interest" means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a partnership, any partnership interest (whether general or limited), (iii) in the case of any other business entity, any participation or other interest in the equity or profits thereof or (iv) any warrant, option or other right to acquire any Equity Interest described in the foregoing clauses (i), (ii) and (iii), other than a right to convert a debt security into, or exchange a debt security for, any such Equity Interest.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

    "ERISA Group" means the Borrower, its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

    "Euro-Dollar Borrowing" means a borrowing pursuant to Section 2.01 of Euro-Dollar Loans having the same initial Interest Period.

    "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

    "Euro-Dollar Lending Office" means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

    "Euro-Dollar Loan" means a Syndicated Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Syndicated Borrowing or Notice of Interest Rate Election.

    "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

    "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.09(b) or (c) on the basis of an Adjusted London Interbank Offered Rate.

    "Euro-Dollar Reference Banks" means the principal London offices of Morgan Guaranty Trust Company of New York, Bank of America, N.A., The Bank of New York, The Bank of Nova Scotia and Citicorp USA, Inc.

    "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.09(b).

    "Events of Default" has the meaning set forth in Section 6.01.

    "Evergreen Letter of Credit" means a Letter of Credit that is automatically extended unless the relevant LC Issuing Bank gives notice to the beneficiary thereof stating that such Letter of Credit will not be extended.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Facility Fee Rate" means a rate per annum determined in accordance with the Pricing Schedule.

    "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Administrative Agent.

    "Financial Obligations" of any Person means at any date, without duplication:

        (i)  Debt of such Person,

        (ii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument or to make any payment pursuant to a Hedging Obligation, and

        (iii) all Guarantees by such Person of Financial Obligations of other Persons of the types described in clauses (i) and (ii) of this definition.

    "Financing Documents" means this Agreement (including the Schedules and Exhibits hereto), the Notes and the Swingline Note, and "Financing Document" means any one of them.

    "Fiscal Quarter" means a fiscal quarter of the Borrower.

    "Fiscal Year" means a fiscal year of the Borrower.

    "Fund" means any Person (other than a natural Person) that is (or will be) engaged in purchasing, holding or otherwise investing in revolving commercial loans in the ordinary course of its business.

    "GAAP" means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which the Borrower's independent public accountants have concurred) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries theretofore delivered to the Lenders.

    "Group of Loans" means at any time a group of Syndicated Loans consisting of (i) all Syndicated Loans which are Base Rate Loans at such time or (ii) all Syndicated Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.05, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other payment obligation of any other Person, including without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Debt or other payment obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other payment obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

    "Healthcare Business" means any going concern healthcare business or any other going concern business that is related or ancillary to one or more Healthcare Facilities or healthcare businesses.

    "Healthcare Facility" means a hospital, outpatient clinic, long-term care facility, medical office building or other comparable facility that is used or useful in providing healthcare services.

    "Hedging Obligation" means, with respect to any Person, any obligation of such Person under (i) any interest rate swap agreement, interest rate cap agreement or interest rate collar agreement, (ii) any foreign exchange contract or currency swap agreement or (iii) any other agreement or arrangement of a type designed to protect a Person against fluctuations in interest rates or currency exchange rates.

    "Indemnitee" has the meaning set forth in Section 9.03(b).

    "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Syndicated Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

      (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

      (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

      (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

    (2) with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

      (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

      (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

      (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

    (3) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

      (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

      (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

    "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

    "Investment" means, with respect to any Person, any investment by such Person in any other Person (including an Affiliate) in the form of loans, capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Investment Grade Rating" means a rating of senior long-term unsecured debt securities of the Borrower without any third party credit support as (i) BBB- or higher by S&P and (ii) Baa3 or higher by Moody's.

    "Joint Lead Arrangers" means J.P. Morgan Securities Inc. and Banc of America Securities LLC.

    "LC Exposure" means, with respect to any Lender at any time, an amount equal to its Commitment Percentage of the Aggregate LC Exposure at such time.

    "LC Fee Rate" means, at any date, a rate per annum equal to the Euro-Dollar Margin at such date.

    "LC Indemnitees" has the meaning set forth in Section 2.17(m).

    "LC Issuing Bank" has the meaning set forth in Section 2.17(a).

    "LC Office" means, with respect to any LC Issuing Bank, the office at which it books any Letter of Credit issued by it.

    "LC Payment Date" has the meaning set forth in Section 2.17(i).

    "LC Reimbursement Due Date" has the meaning set forth in Section 2.17(j).

    "LC Reimbursement Obligations" means, at any time, all obligations of the Borrower to reimburse the LC Issuing Banks for amounts paid by the LC Issuing Banks in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.17(k).

    "Lender" means each lender listed on the Commitment Schedule, each Eligible Assignee which becomes a Lender pursuant to Section 9.06(c), and their respective successors. The term "Lender" does not include the Swingline Bank in its capacity as such.

    "Lending Parties" means the Lenders, the LC Issuing Banks, the Managing Agents, the Co-Agents, the Swingline Bank and the Agents.

    "Letter of Credit" means a letter credit issued hereunder by an LC Issuing Bank.

    "Leverage Ratio" has the meaning set forth in Section 5.09.

    "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

    "Loan" means a Syndicated Loan or a Money Market Loan and "Loans" means both of the foregoing. The term "Loan" does not include a Swingline Loan.

    "London Interbank Offered Rate" has the meaning set forth in Section 2.09(b).

    "Managing Agents" means the Lenders designated as Managing Agents on the signature pages hereof, in their respective capacities as Managing Agents in connection with the credit facility provided hereunder.

    "Material Adverse Effect" means a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower and its Subsidiaries, considered as a whole.

    "Material Financial Obligations" means non-contingent Financial Obligations (other than the Notes, the Swingline Note and the LC Reimbursement Obligations) of the Borrower and/or one or more Subsidiaries, arising in one or more related transactions, in an aggregate principal or face amount exceeding $70,000,000; provided that, for purposes of this definition and clause (g) of Section 6.01, (i) contingent obligations of the Borrower or any Subsidiary to reimburse a bank or other Person for amounts not yet drawn under a letter of credit or similar instrument shall be deemed to be non-contingent (and to have been accelerated) if they are required to be prepaid or cash collateralized as a result of a default under the relevant reimbursement agreement, (ii) contingent obligations of the Borrower or any Subsidiary under any Hedging Obligation shall be deemed to be non-contingent (and to have been accelerated) if such Hedging Obligation is terminated by reason of a default by the Borrower or any Subsidiary and (iii) in no event shall the Metrocrest Lease, or any obligation of the Borrower or any of its Subsidiaries thereunder or with respect thereto or under or with respect to any financing of the Healthcare Facility subject to the Metrocrest Lease by the Metrocrest Hospital Authority or any successor owner of such facility, constitute a Material Financial Obligation.

    "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $70,000,000.

    "Material Subsidiary" means any Subsidiary of the Borrower, except a Subsidiary that has assets of less than $70,000,000 and liabilities of less than $70,000,000.

    "Metrocrest Lease" means the Fifth Amendment and Restatement of Lease Agreement dated as of November 1, 1994 between Metrocrest Hospital Authority, as lessor, and Tenet HealthSystems Hospitals Dallas, Inc. (formerly NME Hospitals Dallas, Inc.), as lessee, as the same has been or may be amended, restated, modified, renewed or replaced from time to time, which Metrocrest Lease shall be limited to the lease of the RHD Memorial Medical Center, the Trinity Medical Center and related facilities, including, without limitation, medical office buildings and parking structures.

    "Metrocrest Reimbursement Agreement" means the Letter of Credit and Reimbursement Agreement dated as of November 1, 1994 among the Borrower, the banks party thereto, and The Bank of New York, as Issuing Bank and Agent thereunder, as amended from time to time.

    "Money Market Absolute Rate" has the meaning set forth in Section 2.03(d).

    "Money Market Absolute Rate Loan" means a loan made or to be made by a Lender pursuant to an Absolute Rate Auction.

    "Money Market Borrowing" means a borrowing of Money Market Loans pursuant to a LIBOR Auction or an Absolute Rate Auction.

    "Money Market Lending Office" means, as to each Lender, its Domestic Lending Office or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

    "Money Market LIBOR Loan" means a loan made or to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

    "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

    "Money Market Margin" has the meaning set forth in Section 2.03(d).

    "Money Market Quote" means an offer by a Lender to make a Money Market Loan in accordance with Section 2.03.

    "Moody's" means Moody's Investors Service, Inc.

    "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

    "Non-Cash Charge" means a non-cash charge that is (i) deducted in the determination of (A) the Borrower's consolidated operating income for any Fiscal Quarter (for purposes of any determination of Consolidated EBITDA) or (B) the Borrower's consolidated net income for any Fiscal Quarter (for purposes of Section 5.10), and (ii) does not reflect a current expenditure of cash or reserve or accrual for a future expenditure of cash.

    "Non-Recourse Purchase Money Debt" of any Person means Debt incurred to finance additions to its property, plant and equipment (or to refinance Debt incurred for such purpose); provided that the lender or other obligee of such Debt has no recourse (except for breach of representations, warranties and/or covenants customary in asset-based financing) to assets of such Person, the Borrower or any Subsidiary other than the assets financed or refinanced by such Debt and cash flows attributable to such assets.

    "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, issued hereunder to evidence the obligation of the Borrower to repay the Loans (other than the Swingline Loans), and "Note" means any one of such promissory notes.

    "Notice of Borrowing" means a Notice of Syndicated Borrowing (as defined in Section 2.02), a Notice of Money Market Borrowing (as defined in Section 2.03(f)) or a Notice of Swingline Borrowing (as defined in Section 2.16(b)).

    "Notice of Interest Rate Election" has the meaning set forth in Section 2.10.

    "Outstanding Committed Amount" means, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of each of its Syndicated Loans, (ii) each outstanding participation in Swingline Loans (if any) held by it pursuant to Section 2.16(h) and (iii) its LC Exposure, all determined at such time after giving effect to any prior assignments by or to such Lender pursuant to Section 9.06(c).

    "Parent" means, with respect to any Lender, any Person controlling such Lender.

    "Participant" has the meaning set forth in Section 9.06(b).

    "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

    "Pricing Schedule" means the Pricing Schedule attached hereto.

    "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

    "Pro Forma Basis", when used with respect to determining any amount for any period of four consecutive Fiscal Quarters, means that if, at any time after such period began and on or before the Date of Determination, the Borrower or any of its Subsidiaries acquired or disposed of (i) an Equity Interest in a Person that is (or by reason of such acquisition becomes) a Subsidiary or (ii) a Healthcare Facility or Healthcare Business, such amount shall be determined (to the extent practicable) as if such Equity Interest, Healthcare Facility or Healthcare Business had been acquired or disposed of at the beginning of such period (and as if the consideration therefor had been given or received and any related incurrence or repayment of Debt had occurred at such time).

    "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "Required Lenders" means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time.

    "Restricted Payment" has the meaning set forth in Section 5.12.

    "S&P" means Standard & Poor's Ratings Services.

    "SEC" means the United States Securities and Exchange Commission.

    "Senior Officer of the Borrower" means an Executive Vice President, a Senior Vice President or the Treasurer of the Borrower.

    "Subsidiary" means, as to any Person at any date, any corporation or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Borrower.

    "Swingline Availability Period" means the period from and including the Closing Date to but excluding the Swingline Maturity Date.

    "Swingline Bank" means Morgan Guaranty Trust Company of New York, in its capacity as the Swingline Bank under the swingline facility described in Section 2.16, and its successors in such capacity.

    "Swingline Borrowing" means a borrowing of a Swingline Loan pursuant to Section 2.16(a).

    "Swingline Commitment" means the obligation of the Swingline Bank to make Swingline Loans to the Borrower in aggregate principal amount at any one time outstanding not to exceed $10,000,000.

    "Swingline Loan" means a loan made by the Swingline Bank pursuant to Section 2.16(a).

    "Swingline Maturity Date" means the day that is 30 days before the Termination Date.

    "Swingline Note" has the meaning set forth in Section 2.16(d).

    "Syndicated Borrowing" means a Base Rate Borrowing pursuant to Section 2.01 or Section 2.16(h) or a Euro-Dollar Borrowing pursuant to Section 2.01.

    "Syndicated Loan" means a loan made pursuant to Section 2.01 or Section 2.16(h); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Syndicated Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

    "Synthetic Lease" means a lease as to which (i) the obligations of the lessee are not capitalized in accordance with GAAP but (ii) the lessee is treated as owner of the leased property for purposes of the Internal Revenue Code.

    "Termination Date" means March 1, 2006 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

    "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

    "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

    SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE 2

THE CREDITS

    SECTION 2.1. Syndicated Borrowings. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Availability Period; provided that, immediately after each such loan is made, such Lender's Outstanding Committed Amount shall not exceed its Commitment. Each borrowing under this Section shall be a Syndicated Borrowing made from the several Lenders ratably in proportion to their respective Commitments. Each such Syndicated Borrowing shall be in an aggregate amount of $10,000,000 or any larger multiple of $1,000,000; provided that (i) any such Syndicated Borrowing may be in the aggregate amount of the unused Commitments and (ii) if such Syndicated Borrowing is made on the Swingline Maturity Date, such Syndicated Borrowing may be in the aggregate amount of the Swingline Loans outstanding on such date. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.07, prepay Syndicated Loans and reborrow at any time during the Availability Period under this Section.

    SECTION 2.2. Notice of Syndicated Borrowing. The Borrower shall give the Administrative Agent notice (a "Notice of Syndicated Borrowing") not later than (x) 11:00 A.M. (New York City time) on the date of each Base Rate Borrowing and (y) 1:00 P.M. (New York City time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

      (i)  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

      (ii) the aggregate amount of such Borrowing,

      (iii) whether such Borrowing is to be a Base Rate Borrowing or a Euro-Dollar Borrowing, and

      (iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto.

    Each Interest Period specified in a Notice of Syndicated Borrowing shall comply with the provisions of the definition of Interest Period.

    SECTION 2.3. Money Market Borrowings.

    (a) The Money Market Option. At any time during the Availability Period, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Money Market Loans to the Borrower; provided that, immediately after any such Money Market Loans are made and any Loans to be repaid substantially concurrently therewith are repaid:

      (i)  if the Borrower has an Investment Grade Rating, the aggregate outstanding principal amount of the Money Market Loans shall be limited only by Section 3.03(c);

      (ii) if the Borrower does not have an Investment Grade Rating, but its senior long-term unsecured debt securities without any third-party credit support are rated BB+ or higher by S&P and Ba1 or higher by Moody's, the aggregate outstanding principal amount of the Money Market Loans shall not exceed the lesser of (x) the amount permitted by Section 3.03(c) or (y) $500,000,000;

      (iii) if the Borrower's senior long-term unsecured debt securities without any third-party credit support are not rated BB+ or higher by S&P and Ba1 or higher by Moody's, but are rated BB or higher by S&P and Ba2 or higher by Moody's, the aggregate outstanding principal amount of the Money Market Loans shall not exceed the lesser of (x) the amount permitted by Section 3.03(c) or (y) $250,000,000; and

      (iv) if the Borrower's senior long-term unsecured debt securities without any third-party credit support are not rated BB or higher by S&P and Ba2 or higher by Moody's, the Borrower may not request or accept any offers to make Money Market Loans.

    The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers.

    (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 1:00 P.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

      (i)  the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

      (ii) the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000;

      (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

      (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

    The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.

    (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Lenders by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Lender to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

    (d) Submission and Contents of Money Market Quotes. (i) Each Lender may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 10:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the

Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

      (ii) Each Money Market Quote shall be substantially in the form of Exhibit D hereto and shall in any case specify:

        (A) the proposed date of Borrowing,

        (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $10,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Lender may be accepted,

        (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

        (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

        (E) the identity of the quoting Lender.

    A Money Market Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

      (iii) Any Money Market Quote shall be disregarded if it:

        (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

        (B) contains qualifying, conditional or similar language;

        (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

        (D) arrives after the time set forth in subsection (d)(i).

    (e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms of (x) any Money Market Quote submitted by a Lender that is in accordance with subsection (d) and (y) any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Lender with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

    (f)  Acceptance and Notice by Borrower. Not later than (x) 1:00 P.M. (New York City time) on the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 11:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. Subject to the applicable limitation in subsection (a) of this Section, the Borrower may accept any Money Market Quote in whole or in part; provided that:

      (i)  the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

      (ii) the principal amount of each Money Market Borrowing must be $10,000,000 or a larger multiple of $1,000,000,

      (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

      (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

    (g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

    SECTION 2.4. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Syndicated Borrowing or a Notice of Money Market Borrowing, the Administrative Agent shall promptly notify each Lender participating in such Borrowing of the contents of such Notice of Borrowing and such Lender's share of such Borrowing. Such Notice of Borrowing shall not thereafter be revocable by the Borrower.

    (b) Not later than 1:00 P.M. (New York City time) on the date of each such Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent shall (i) apply the funds so received from the Lenders to repay all Swingline Loans (if any) then outstanding, together with interest accrued thereon, and (ii) make the remainder of such funds available to the Borrower at the Administrative Agent's aforesaid address.

    (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any such Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such

Lender shall not have so made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.09 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement. If the Borrower shall repay such corresponding amount, such repayment shall not affect any rights the Borrower may have against any defaulting Lender.

    SECTION 2.5. Notes. (a) The Borrower's obligation to repay the Loans of each Lender shall be evidenced by a single Note payable to the order of such Lender for the account of its Applicable Lending Office.

    (b) Each Lender may, by notice to the Borrower and the Administrative Agent, request that its Base Rate Loans, its Euro-Dollar Loans or its Money Market Loans be evidenced by a separate Note. Each such Note shall be substantially in the form of Exhibit A hereto, with appropriate modifications to reflect the fact that it evidences solely the relevant type of Loans. Each reference in this Agreement to a "Note" or the "Notes" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

    (c) Upon receipt of each Lender's Note pursuant to Section 3.01(b), the Administrative Agent shall forward such Note to such Lender. Each Lender shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan evidenced thereby then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Agreement or the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

    SECTION 2.6. Maturity of Loans. (a) Each Syndicated Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

    (b) Each Money Market Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable thereto.

    SECTION 2.7. Optional Prepayments of Syndicated Loans. The Borrower may at its option, by Notice of Syndicated Prepayment given in accordance with Section 2.08, prepay any Group of Loans (subject, in the case of a Group of Euro-Dollar Loans, to Section 2.14), in each case in whole at any time, or from time to time in part in amounts aggregating at least $10,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.

    SECTION 2.8. Notice of Syndicated Prepayment. (a) The Borrower shall give the Administrative Agent notice (a "Notice of Syndicated Prepayment") not later than (x) 1:00 P.M. (New York City time) on the Business Day before each prepayment of Base Rate Loans and (y) 1:00 P.M. (New York City time) on the third Euro-Dollar Business Day before each prepayment of Euro-Dollar Loans, specifying:

      (i)  the date of such prepayment, which shall be a Domestic Business Day in the case of a prepayment of Base Rate Loans or a Euro-Dollar Business Day in the case of a prepayment of Euro-Dollar Loans,

      (ii) the aggregate amount of such prepayment, and

      (iii) the Group or Groups of Loans to which such prepayment is to be applied.

    If the Borrower fails to specify the Group or Groups of Loans to which any such prepayment is to be applied, such Group or Groups of Loans shall be selected by the Administrative Agent. Each repayment or prepayment of Syndicated Loans shall be applied ratably to the Loans included in the Group or Groups of Loans selected by the Borrower or the Administrative Agent, as the case may be.

    (b) Upon receipt of a Notice of Syndicated Prepayment, the Administrative Agent shall promptly notify each relevant Lender of the contents thereof and of such Lender's ratable share of such prepayment and such Notice of Syndicated Prepayment shall not thereafter be revocable by the Borrower.

    SECTION 2.9. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable in arrears on the last Domestic Business Day of each Fiscal Quarter and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

    (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

    The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

    The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

    "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

    (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of

1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due.

    (d) Each Euro-Dollar Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated hereby. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Dollar Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

    (e) Subject to Section 8.01(a), each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.09(b) as if the related Money Market LIBOR Borrowing were a Syndicated Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Lender making such Loan in accordance with Section 2.03. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

    SECTION 2.10. Method of Electing Interest Rates. (a) The Loans included in each Syndicated Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Syndicated Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

      (i)  if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

      (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

    Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $10,000,000 or any larger multiple of $1,000,000.

    (b) Each Notice of Interest Rate Election shall specify:

      (i)  the Group of Loans (or portion thereof) to which such notice applies;

      (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

      (iii) if the Loans comprising such Group are to be converted to Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

      (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

    Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

    (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted to Base Rate Loans on the last day of the then current Interest Period applicable thereto.

    SECTION 2.11. Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Credit Exposures, a facility fee calculated for each day at the Facility Fee Rate on the aggregate amount of the Credit Exposures on such day. Such facility fee shall accrue from and including the Closing Date to but excluding the date on which the Credit Exposures are reduced to zero and shall be payable quarterly on each March 31, June 30, September 30 and December 31 and on the date on which the Credit Exposures are reduced to zero.

    SECTION 2.12. Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if there are no Syndicated Loans, Swingline Loans or LC Exposures outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any multiple of $1,000,000 in excess thereof, the aggregate amount of the Commitments in excess of the sum of the aggregate outstanding principal amount of all Syndicated Loans and Swingline Loans and the Aggregate LC Exposure at such time. Unless previously terminated, the Commitments shall terminate at the close of business on the Termination Date.

    SECTION 2.13. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and LC Reimbursement Obligations, and of fees hereunder (other than fees payable directly to the LC Issuing Banks), not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01 and without reduction by reason of set-off or counterclaim. The Administrative Agent will promptly distribute to each Lender its ratable share (if any) of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, Base Rate Loans, Swingline Loans or LC Reimbursement Obligations or any payment of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

    (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

    SECTION 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.09(c), or the Borrower fails to borrow or prepay or convert any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.04(a) or 2.10(c), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay or convert, provided that such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the amount of such loss or expense and the method of calculation thereof, which certificate shall be conclusive in the absence of manifest error.

    SECTION 2.15. Computation of Interest and Fees. (a) Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

    (b) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and each Facility Fee Rate and LC Fee Rate applicable hereunder. The Administrative Agent shall give prompt notice to the Borrower and the relevant Lenders of each interest rate, Facility Fee Rate and LC Fee Rate so determined, and its determination thereof shall be conclusive in the absence of manifest error.

    SECTION 2.16. Swingline Loans. (a) Swingline Commitment. The Swingline Bank agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Swingline Availability Period; provided that, immediately after each such loan is made, the aggregate outstanding principal amount of such loans shall not exceed the Swingline Commitment. Each loan under this Section shall be in a principal amount of at least $1,000,000 and shall bear interest for each day at the Base Rate for such day. Within the foregoing limits, the Borrower may borrow under this Section, repay Swingline Loans and reborrow at any time during the Swingline Availability Period under this Section.

    (b) Notice of Swingline Borrowing. The Borrower shall give the Swingline Bank notice (a "Notice of Swingline Borrowing") not later than 2:00 P.M. (New York City time) on the date of each Swingline Borrowing, specifying (i) the date of such Borrowing, which shall be a Domestic Business Day, and (ii) the amount of such Borrowing.

    (c) Funding of Swingline Loans. Not later than 3:00 P.M. (New York City time) on the date of each Swingline Borrowing, the Swingline Bank shall, unless the Swingline Bank determines that any applicable condition specified in Article 3 has not been satisfied, make available the amount of such

Swingline Borrowing, in Federal or other funds immediately available in New York City, to the Borrower at the Swingline Bank's address referred to in Section 9.01.

    (d) Swingline Note. The Borrower's obligation to repay the Swingline Loans shall be evidenced by a single Note substantially in form of Exhibit E hereto (the "Swingline Note").

    (e) Optional Prepayment of Swingline Loans. The Borrower may prepay the Swingline Loans in whole at any time, or from time to time in part in a principal amount of at least $1,000,000, by giving notice of such prepayment to the Swingline Bank not later than 12:00 Noon (New York City time) on the date of prepayment and paying the principal amount to be prepaid, together with interest accrued thereon to the date of prepayment, to the Swingline Bank at its address referred to in Section 9.01, in Federal or other funds immediately available in New York City, not later than 3:00 P.M. (New York City time) on the date of prepayment.

    (f)  Mandatory Prepayment of Swingline Loans. On the date of each Borrowing pursuant to Section 2.01 or 2.03, the Borrower shall prepay all Swingline Loans then outstanding, together with interest accrued thereon to the date of prepayment.

    (g) Maturity of Swingline Loans. All Swingline Loans outstanding on the Swingline Maturity Date shall be due and payable on such date, together with interest accrued thereon to such date.

    (h) Refunding Unpaid Swingline Loans. If (i) the Swingline Loans are not paid in full on the Swingline Maturity Date or (ii) the Swingline Loans become immediately due and payable pursuant to Section 6.01, the Swingline Bank (or the Administrative Agent on its behalf) may, by notice to the Lenders (including the Swingline Bank, in its capacity as a Lender), require each Lender to pay to the Swingline Bank an amount equal to such Lender's Commitment Percentage of the aggregate unpaid principal amount of the Swingline Loans then outstanding. Such notice shall specify the date on which such payments are to be made, which shall be the first Domestic Business Day after such notice is given. Not later than 12:00 Noon (New York City time) on the date so specified, each Lender shall pay the amount so notified to it to the Swingline Bank at its address referred to in Section 9.01, in Federal or other funds immediately available in New York City. The amount so paid by each Lender shall constitute a Base Rate Loan to the Borrower; provided that, if the Lenders are prevented from making such Base Rate Loans to the Borrower by the provisions of the United States Bankruptcy Code or otherwise, the amount so paid by each Lender shall constitute a purchase by it of a participation in the unpaid principal amount of the Swingline Loans (and interest accruing thereon after the date of such payment). Each Lender's obligation to make such payment to the Swingline Bank under this subsection (h) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Bank or the Borrower, (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower or any other party hereto or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that no Lender shall be obligated to make any payment to the Swingline Bank under this subsection (h) with respect to a Swingline Loan made by the Swingline Bank at a time when it knew that a Default had occurred and was continuing.

    (i)  Termination of Swingline Commitment. The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, terminate the Swingline Commitment at any time, if no Swingline Loans are outstanding at such time. Unless previously terminated, the Swingline Commitment shall terminate at the close of business on the Swingline Maturity Date.

    SECTION 2.17. Letters of Credit. (a) LC Issuing Banks. The Borrower may, at any time, request any Lender to issue one or more letters of credit hereunder. Any Lender may, but shall not be obligated to, agree to issue such letters of credit. If any Lender so agrees, it shall send notice to the Administrative Agent confirming its agreement, whereupon such Lender shall become an "LC Issuing Bank" for the purposes hereof.

    (b) Issuance. Each LC Issuing Bank agrees, on the terms and conditions set forth in this Agreement, to issue at the request of the Borrower the Letters of Credit that such LC Issuing Bank has agreed with the Borrower to issue; provided that (i) no Letter of Credit shall be issued after the date that is thirty days before the Termination Date and (ii) immediately after each such Letter of Credit is issued and participations therein are sold to the Lenders as provided in this subsection, no Lender's Outstanding Committed Amount shall exceed its Commitment. Whenever an LC Issuing Bank issues a Letter of Credit hereunder, such LC Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender (including such LC Issuing Bank in its capacity as a Lender), and each Lender shall be deemed, without further action by any party hereto, to have purchased from such LC Issuing Bank, a participation in such Letter of Credit, on the terms specified in this Section, equal to such Lender's Commitment Percentage thereof.

    (c) Notice of Proposed Issuance. With respect to each Letter of Credit, the Borrower shall give the relevant LC Issuing Bank and the Administrative Agent at least three Domestic Business Days' prior notice (i) specifying the date such Letter of Credit is to be issued and (ii) describing the proposed terms of such Letter of Credit and the nature of the transactions to be supported thereby. Promptly after it receives such notice, the Administrative Agent shall notify each Lender of the contents thereof.

    (d) Conditions to Issuance. No LC Issuing Bank shall issue any Letter of Credit unless:

      (i)  such Letter of Credit shall be satisfactory in form and substance to such LC Issuing Bank,

      (ii) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as such LC Issuing Bank shall have reasonably requested,

      (iii) such LC Issuing Bank shall have confirmed with the Administrative Agent on the date of such issuance that the limitation specified in subsection (b)(ii) of this Section will not be exceeded immediately after such Letter of Credit is issued and

      (iv) such LC Issuing Bank shall not have been notified in writing by the Borrower, the Administrative Agent or the Required Lenders that any condition specified in clause (c), (d) or (e) of Section 3.03 is not satisfied at the time such Letter of Credit is to be issued.

    (e) Notice of Actual Issuance. Promptly after it issues any Letter of Credit, the relevant LC Issuing Bank shall notify the Administrative Agent of the date, face amount, beneficiary or beneficiaries and expiry date of such Letter of Credit. Promptly after it receives such notice, the Administrative Agent shall notify each Lender of the contents thereof and the amount of such Lender's participation in such Letter of Credit. Promptly after it issues any Letter of Credit, the relevant LC Issuing Bank shall send a copy of such Letter of Credit to the Administrative Agent.

    (f)  Expiry Dates. No Letter of Credit shall have an expiry date later than the fifth Domestic Business Day before the Termination Date. Subject to the preceding sentence, each Letter of Credit, when issued hereunder, shall expire on or before the first anniversary of the date of such issuance; provided that the expiry date of any Letter of Credit may be extended from time to time (i) at the Borrower's request or (ii) in the case of an Evergreen Letter of Credit, automatically, in each case so long as such extension is for a period not exceeding one year and is granted (or the last day on which notice can be given to prevent such extension occurs) no earlier than three months before the then existing expiry date thereof.

    (g) Notice of Proposed Extensions of Expiry Dates. The relevant LC Issuing Bank shall give the Administrative Agent at least three Domestic Business Days' notice before such LC Issuing Bank extends (or allows an automatic extension of) the expiry date of any Letter of Credit issued by it. Such notice shall identify such Letter of Credit, the date on which it is to be extended (or the last day on which notice can be given to prevent such extension) and the date to which it is to be extended. Promptly after it receives such notice, the Administrative Agent shall notify each Lender of the contents thereof. No LC Issuing Bank shall extend (or allow the extension of) the expiry date of any Letter of Credit if:

      (i)  such extension does not comply with subsection (f) of this Section or

      (ii) such LC Issuing Bank shall have been notified by the Administrative Agent or the Required Lenders that any condition specified in clause (c), (d) or (e) of Section 3.03 is not satisfied at the time of such proposed extension.

    If any Letter of Credit is not extended after notice of a proposed extension thereof has been given to the Lenders, the relevant LC Issuing Bank shall promptly notify the Administrative Agent of such failure to extend. Promptly after it receives such notice, the Administrative Agent shall notify each Lender thereof.

    (h) Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Commitment Percentages, a letter of credit fee for each day at the LC Fee Rate for such day on the aggregate amount available for drawing (whether or not conditions for drawing have been satisfied) under all Letters of Credit outstanding at the close of business on such day. Such letter of credit fee shall be payable with respect to each Letter of Credit in arrears on the last Domestic Business Day of each calendar quarter and on the Termination Date. The Borrower shall pay to each LC Issuing Bank fronting fees and other charges in the amounts and at the times agreed between the Borrower and such LC Issuing Bank. The LC Issuing Banks shall furnish to the Administrative Agent upon request such information as the Administrative Agent shall require in order to calculate the amount of any fee payable for the account of Lenders under this subsection (h).

    (i)  Drawings. If an LC Issuing Bank receives a demand for payment under any Letter of Credit issued by it and determines that such demand should be honored, such LC Issuing Bank shall (i) promptly notify the Borrower and the Administrative Agent as to the amount to be paid by such LC Issuing Bank as a result of such demand and the date of such payment (an "LC Payment Date") and (ii) make such payment in accordance with the terms of such Letter of Credit.

    (j)  Reimbursement by the Borrower. (A) If any amount is drawn under any Letter of Credit, the Borrower irrevocably and unconditionally agrees to reimburse the relevant LC Issuing Bank for such amount, together with any and all reasonable charges and expenses which such LC Issuing Bank may pay or incur relative to such drawing. Such reimbursement shall be due and payable on the relevant LC Payment Date or the date on which such LC Issuing Bank notifies the Borrower of such drawing, whichever is later; provided that, if such notice is given after 10:00 A.M. (New York City time) on the later of such dates, such reimbursement shall be due and payable on the next following Domestic Business Day (the date on which it is due and payable being an "LC Reimbursement Due Date").

    (B) In addition, the Borrower agrees to pay, on the applicable LC Reimbursement Due Date, interest on each amount drawn under a Letter of Credit, for each day from and including the date such amount is drawn to but excluding such LC Reimbursement Due Date, at the Base Rate for such day. The Borrower also agrees to pay, on demand, interest on any overdue amount (including any overdue interest) payable under this subsection (j), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

    (C) Each payment by the Borrower pursuant to this subsection (j) shall be made to the relevant LC Issuing Bank in Federal or other funds immediately available to it at its address referred to in Section 9.01.

    (k) Payments by Lenders. (A) If the Borrower fails to pay any LC Reimbursement Obligation in full when due, the relevant LC Issuing Bank may notify the Administrative Agent of the unreimbursed amount and request that the Lenders reimburse such LC Issuing Bank for their respective Commitment Percentages thereof. Promptly after it receives any such notice, the Administrative Agent shall notify each Lender of the unreimbursed amount and such Lender's Commitment Percentage thereof. Upon receiving such notice from the Administrative Agent, each Lender shall make available to such LC Issuing Bank, at its address referred to in Section 9.01, an amount equal to such Lender's Commitment Percentage of such unreimbursed amount, in Federal or other funds immediately available to such LC Issuing Bank, by 3:00 P.M. (New York City time) (i) on the date such Lender receives such notice if it is received at or before 12:00 Noon (New York City time) on such day or (ii) on the next Domestic Business Day if such notice is received after 12:00 Noon (New York City time) on the date of receipt, in each case together with interest on such amount for each day from and including the relevant LC Payment Date to but excluding the day such payment is due from such Lender at the Federal Funds Rate for such day. Upon payment in full thereof, such Lender shall be subrogated to the rights of such LC Issuing Bank against the Borrower to the extent of such Lender's Commitment Percentage of the related LC Reimbursement Obligation (including interest accrued thereon).

        (B) If any Lender fails to pay when due any amount to be paid by it pursuant to clause (A) of this subsection, interest shall accrue on such Lender's obligation to make such payment, for each day from and including the date such payment became due to but excluding the date such Lender makes such payment, at a rate per annum equal to (x) for each day from the day such payment is due to the third succeeding Domestic Business Day, inclusive, the Federal Funds Rate for such day and (y) for each day thereafter the sum of 2% plus the Base Rate for such day.

        (C) If the Borrower shall reimburse any LC Issuing Bank for any drawing with respect to which any Lender shall have made funds available to such LC Issuing Bank in accordance with clause (A) of this subsection, such LC Issuing Bank shall promptly upon receipt of such reimbursement distribute to such Lender its Commitment Percentage thereof, including interest, to the extent received by such LC Issuing Bank.

    (l)  Exculpatory Provisions. The Borrower's obligations under this Section shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuing Bank, any Lender, any beneficiary of any Letter of Credit or any other Person. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of such Letter of Credit by such beneficiary. None of the LC Issuing Banks (in the absence of its own gross negligence or willful misconduct), the Lenders and their respective officers, directors, employees and agents shall be responsible for, and the obligations of each Lender to make payments to each LC Issuing Bank and of the Borrower to reimburse each LC Issuing Bank for drawings pursuant to this Section (other than obligations resulting solely from the gross negligence or willful misconduct of the relevant LC Issuing Bank) shall not be excused or affected by, among other things, (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Issuing Bank against presentation of documents to it which do not comply with the terms of the relevant Letter of Credit or (iv) any dispute between or among the Borrower, any beneficiary of any Letter of Credit or any other Person or any claims or defenses whatsoever of the Borrower or any other Person against any beneficiary of any Letter of Credit. No LC Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Any action taken or omitted by any LC Issuing Bank or any Lender in connection with any Letter of Credit and the related drafts and documents, if done without willful misconduct or gross negligence, shall be binding upon the Borrower and shall not place any LC Issuing Bank or any Bank under any liability to the Borrower.

    (m) Indemnification by Borrower. The Borrower agrees to indemnify and hold harmless each Lender, each LC Issuing Bank and the Administrative Agent (collectively, the "LC Indemnitees") from and against any and all claims, damages, losses, liabilities, reasonable costs and reasonable expenses (including, without limitation, the reasonable fees and disbursements of counsel) which such LC Indemnitee may incur (or which may be claimed against such LC Indemnitee by any Person whatsoever) by reason of or in connection with any execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit; provided that the Borrower shall not be required to indemnify any LC Issuing Bank for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) its own willful misconduct or gross negligence or (ii) its failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection is intended to limit the obligations of the Borrower under any other provision of this Section.

    (n) Indemnification by Lenders. The Lenders shall, ratably in proportion to their Commitment Percentages, indemnify each LC Issuing Bank (to the extent not reimbursed by the Borrower) against any claims, damages, losses, liabilities, reasonable costs and reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel) that any such indemnitee may suffer or incur in connection with this Section or any action taken or omitted by such indemnitee under this Section; provided that the Lenders shall not be required to indemnify any LC Issuing Bank for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) its own gross negligence or willful misconduct, (ii) its failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and condition of such Letter of Credit, (iii) its liabilities under any Letter of Credit issued by it in contravention of clause (iii) (to the extent that the limitations referred to therein were in fact exceeded) or clause (iv) of subsection (d) of this Section or (iv) its liabilities under any Letter of Credit extended (or allowed to be automatically extended) by it in contravention of clause (i) or (ii) of subsection (g) of this Section.

    (o) Liability for Damages. Nothing in this Section shall preclude the Borrower or any Lender from asserting against any LC Issuing Bank any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (A) the willful misconduct or gross negligence of such LC Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms thereof or (B) such LC Issuing Bank's failure to pay under any such Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions thereof.

    (p) Dual Capacities. In its capacity as a Lender, each LC Issuing Bank shall have the same rights and obligations under this Section as any other Lender.

ARTICLE 3

CONDITIONS

    SECTION 3.1. Closing. This Agreement shall become effective when all the following conditions have been satisfied (or waived in accordance with Section 9.05):

    (a) the Administrative Agent shall have received (i) counterparts hereof signed by the Borrower, the Lenders listed on the Commitment Schedule, the Swingline Bank and the Agents or (ii) in the case of any such party as to which an executed counterpart shall not have been received, telex, facsimile or other written confirmation (in form satisfactory to the Administrative Agent) that a counterpart hereof has been executed by such party;

    (b) the Administrative Agent shall have received (i) a duly executed Note, dated on or before the Closing Date and complying with the provisions of Section 2.05, for each Lender and (ii) a duly executed Swingline Note, dated on or before the Closing Date, for the Swingline Bank;

    (c) the Administrative Agent shall have received evidence satisfactory to it that the Borrower will comply with the provisions of Section 3.02 on the Closing Date and that it has received all consents (if any) required to enable it to do so from the lenders under the Borrower's Existing Credit Agreement that are not parties to this Agreement;

    (d) the Administrative Agent shall have received a certificate, substantially in the form of Exhibit F hereto, dated the Closing Date and signed by a Senior Officer of the Borrower;

    (e) the Administrative Agent shall have received an opinion of Gibson, Dunn & Crutcher LLP, special counsel for the Borrower, substantially in the form of Exhibit G hereto, dated the Closing Date and covering such other matters incident to the transactions contemplated by this Agreement as any Agent shall reasonably request;

    (f)  the Administrative Agent shall have received an opinion of the Borrower's General Counsel, dated the Closing Date, substantially in the form of Exhibit H hereto and covering such other matters incident to the transactions contemplated by this Agreement as any Agent shall reasonably request;

    (g) the Administrative Agent shall have received an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, dated the Closing Date, substantially in the form of Exhibit I hereto and covering such other matters incident to the transactions contemplated by this Agreement as any Agent shall reasonably request;

    (h) the Administrative Agent shall have received a certificate of the Secretary of the Borrower, dated the Closing Date, as to the restated articles of incorporation and restated bylaws of the Borrower, the absence of amendments thereto, the adoption by the Borrower's board of directors of the resolutions referred to in clause (i) below and the incumbency of each officer of the Borrower who executed or will execute any Financing Document or any other document to be delivered pursuant to this Agreement on the Closing Date;

    (i)  the Administrative Agent shall have received a copy of resolutions (in form and substance satisfactory to the Agents) of the Borrower's board of directors authorizing the execution, delivery and performance of the Financing Documents, certified by the Secretary of the Borrower to be in full force and effect without modification on the Closing Date;

    (j)  the Borrower shall have paid or made arrangements satisfactory to the Administrative Agent for paying all expenses payable by the Borrower on or before the Closing Date pursuant to Section 9.03(a);

    (k) the Borrower shall have paid to the Administrative Agent for the account of each Lender a fee in the amount heretofore mutually agreed upon by the Lenders and the Administrative Agent; and

    (l)  the Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Financing Documents and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

    When this Agreement becomes effective, the Administrative Agent shall promptly notify the Borrower and the Lenders that it is effective, and such notice shall be conclusive and binding on all parties hereto.

    SECTION 3.2. Termination of Existing Commitments. The Borrower agrees that on the Closing Date it will (i) prepay all loans outstanding under the Borrower's Existing Credit Agreement, (ii) terminate the commitments of the lenders thereunder immediately after such prepayment and (iii) pay all interest and facility fees accrued thereunder to but excluding the Closing Date. The Lenders that are parties to the Borrower's Existing Credit Agreement waive the provisions thereof to the extent (and only to the extent) that such provisions would otherwise require the Borrower to give prior notice of such prepayment and termination of commitments thereunder or would preclude termination of commitments thereunder on account of the existence of outstanding letters of credit which will become Letters of Credit hereunder on the Closing Date pursuant to Section 3.04. Notwithstanding such termination, the Borrower shall remain obligated on and after the Closing Date to compensate the lenders under Section 2.14 of the Borrower's Existing Credit Agreement for any funding losses incurred by reason of such prepayment and under Sections 8.03, 8.04 and 9.03 thereof for any amounts payable to them thereunder.

    SECTION 3.3. Borrowings and Issuances or Extensions of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing (except a Syndicated Borrowing pursuant to Section 2.16(h)), the obligation of the Swingline Bank to make any Swingline Loan and the obligation of any LC Issuing Bank to issue (or extend or allow the extension of the expiry date of) any Letter of Credit are each subject to the satisfaction of the following conditions:

    (a) the fact that the Closing Date shall have occurred on or prior to March 31, 2001;

    (b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02, 2.03 or 2.16(b), as the case may be, or receipt by the relevant LC Issuing Bank of a notice of proposed issuance or extension as required by Section 2.17(b) or (e), as the case may be;

    (c) the fact that, immediately after such Borrowing or issuance or extension of a Letter of Credit, the sum of the aggregate outstanding principal amount of the Loans plus the Aggregate LC Exposure (and, in the case of a Swingline Borrowing, the Swingline Loans) will not exceed the aggregate amount of the Commitments;

    (d) the fact that, immediately before and after such Borrowing or issuance or extension of a Letter of Credit, no Default shall have occurred and be continuing; and

    (e) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing or issuance or extension of a Letter of Credit.

    Each Borrowing and each issuance or extension of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance or extension of a Letter of Credit as to the facts specified in clauses (c), (d) and (e) of this Section.

    SECTION 3.4. Existing Letters of Credit. On and subject to the occurrence of the Closing Date, each letter of credit set forth in Schedule 3.04 hereto shall be deemed for all purposes of this Agreement a Letter of Credit issued hereunder on the Closing Date, as to which the issuer thereof is an LC Issuing Bank and as to which each other Lender has a participation to the extent of its Commitment Percentage thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants that:

    SECTION 4.1. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    SECTION 4.2. Corporate and Governmental Authorization. The execution, delivery and performance by the Borrower of the Financing Documents (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower, (v) do not constitute a breach of or default under any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, except for breaches and defaults which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or have an adverse effect on the validity or enforceability of any material provision of any Financing Document, or (vi) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

    SECTION 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes and the Swingline Note, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with its terms.

    SECTION 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as of May 31, 2000 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the Fiscal Year then ended, reported on by KPMG LLP and set forth in the Borrower's 2000 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

    (b) The unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of November 30, 2000 and the related unaudited condensed consolidated statements of operations and cash flows for the six months then ended, set forth in the Borrower's quarterly report on Form 10-Q for the Fiscal Quarter ended November 30, 2000, a copy of which has been delivered to each of the Lenders, fairly present, on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

    (c) There has been no material adverse change since November 30, 2000 in the business, operations, properties, financial condition or prospects of the Borrower and its Subsidiaries, considered as a whole.

    SECTION 4.5. Litigation. Except as described in Schedule 4.05 hereto, there are no actions, suits or proceedings pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries or any of their respective properties, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of adverse decisions which in the aggregate could reasonably be expected to have a Material Adverse Effect or which in any manner draw into question the validity of any of the Financing Documents.

    SECTION 4.6. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

    SECTION 4.7. Compliance with Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations (including without limitation health care laws, rules and regulations), other than such laws, rules or regulations (i) the validity or applicability of which the Borrower or such Subsidiary is contesting in good faith by appropriate proceedings or (ii) failures to comply with which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

    SECTION 4.8. Environmental Matters. The Borrower has reviewed the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, and has in good faith attempted to identify and evaluate the associated liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned, capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of the foregoing review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

    SECTION 4.9. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due on such returns or pursuant to any assessment received by any of them (unless such assessment is being contested in good faith by appropriate proceedings). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

    SECTION 4.10. Material Subsidiaries. Each Material Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

    SECTION 4.11. Certain Laws Not Applicable. The Borrower is neither an "investment company" nor a Person directly or indirectly "controlled" by or "acting on behalf of" an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is neither a "holding company", nor an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

    SECTION 4.12. Full Disclosure. All information heretofore furnished by the Borrower to any Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to any Agent or any Lender will be, taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which have or may (to the extent the Borrower can now reasonably foresee) have a Material Adverse Effect.

ARTICLE 5

COVENANTS

    The Borrower agrees that, so long as any Lender has any Credit Exposure hereunder or any Swingline Loan remains outstanding or any interest or fees accrued hereunder remain unpaid:

    SECTION 5.1. Information. The Borrower will deliver to each Lender:

    (a) as soon as available and in any event within 105 days after the end of each Fiscal Year, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related audited consolidated statements of operations, cash flows and changes in stockholders' equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on in a manner acceptable to the SEC by KPMG LLP or other independent public accountants of nationally recognized standing;

    (b) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, the related condensed consolidated statements of operations for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter and the related condensed consolidated statement of cash flows for the portion of the Fiscal Year then ended, setting forth in the case of such condensed consolidated statements of operations and cash flows in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP by a Senior Officer of the Borrower;

    (c) concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Senior Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.09 to 5.11, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

    (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement by the firm of independent public accountants which reported on such statements that, in making the examination necessary for reporting on such financial statements, they did not obtain knowledge of any Default hereunder except as described in such statement;

    (e) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of a Senior Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

    (f)  promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

    (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

    (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA or premium-related penalties) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Senior Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

    (i)  from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

    SECTION 5.2. Maintenance of Property; Insurance. (a) The Borrower and each Material Subsidiary will keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

    (b) The Borrower and each Material Subsidiary will maintain, with financially sound and reputable insurance companies (which may be Affiliates of the Borrower or part of the Borrower's self-insurance program) insurance on all their properties in at least such amounts and against at least such risks as are usually insured against in the same general area and by companies engaged in the same or similar businesses and maintain professional liability and malpractice insurance against claims usually insured against by companies engaged in the same or similar businesses, and furnish to each Lender, upon written request by any of the Agents, full information as to the insurance carried.

    SECTION 5.3. Conduct of Business; Maintenance of Existence. (a) The Borrower and its Material Subsidiaries will continue to engage primarily in business of the same general type as now conducted by the Borrower and its Material Subsidiaries.

    (b) The Borrower and each Material Subsidiary will preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain its rights, privileges and franchises necessary or desirable in the normal conduct of business, provided that (i) the foregoing shall not prohibit any merger, consolidation or sale of assets expressly permitted by Section 5.06 and (ii) any Material Subsidiary may liquidate or dissolve if the Borrower in good faith determines that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries and not materially adverse to the Lenders.

    SECTION 5.4. Compliance with Laws. The Borrower and each Material Subsidiary will comply with all material applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including without limitation Environmental Laws, ERISA and the rules and regulations thereunder and Public Law 92-603), and hold and maintain in full force and effect all certifications, governmental approvals, licenses and permits necessary or desirable to enable the Borrower and its Material Subsidiaries to conduct their respective businesses as now conducted, except where the failure to comply therewith or hold and maintain such certifications, governmental approvals, licenses or permits could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

    SECTION 5.5. Inspection of Property, Books and Records. The Borrower and each Material Subsidiary will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of the Administrative Agent (at the request of any Lender) at such requesting Lender's expense to visit and inspect any of their respective properties, to examine and make abstracts (at such Lender's expense, unless an Event of Default shall have occurred and be continuing, in which case at the Borrower's expense) from any of their respective books and records and to discuss their respective affairs, finances and accounts with officers of the Borrower and with the accountants of the Borrower, all upon reasonable notice and at such reasonable times and as often as may reasonably be desired.

    SECTION 5.6. Consolidations, Mergers and Sales of Assets. The Borrower will not merge or consolidate with any other Person, or sell or otherwise transfer all or substantially all of its assets to any other Person, unless after giving effect to such merger, consolidation, sale or other transfer, (i) no Default shall have occurred and be continuing and (ii) the corporation surviving such merger or consolidation (if other than the Borrower) or the Person acquiring such assets is organized under the laws of a state of the United States and assumes in writing all the obligations of the Borrower hereunder and said surviving corporation or acquiring Person delivers to each Lender an opinion of counsel reasonably satisfactory to the Required Lenders, in form and substance satisfactory to the Required Lenders, to the effect that the assumption of such obligations by such surviving corporation or acquiring Person is effective and is fully binding upon and enforceable against such surviving corporation or acquiring Person.

    SECTION 5.7. Negative Pledge. After the Closing Date, neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

    (a) any Lien existing prior to the Closing Date securing Debt;

    (b) any Lien on bonds issued by the Metrocrest Hospital Authority (and related proceeds and other distributions) granted to secure the Borrower's obligations under the Metrocrest Reimbursement Agreement and the Securities Pledge and Security Agreement referred to therein;

    (c) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by clause (a) above; provided that (i) the principal amount of such Debt is not increased and (ii) such Debt is not secured by any additional assets;

    (d) if the letters of credit issued pursuant to the Metrocrest Reimbursement Agreement are replaced by other letters of credit issued for the same purpose, any Lien securing the Borrower's obligations under the reimbursement agreement relating to such replacement letters of credit; provided that (i) the aggregate amount of such letters of credit does not exceed $70,000,000 and (ii) the Borrower's obligations under the related reimbursement agreement are not secured or required to be secured by any assets except the assets by which the Borrower's obligations under the Metrocrest Reimbursement Agreement are secured or required to be secured;

    (e) any Lien securing Non-Recourse Purchase Money Debt;

    (f)  any Lien on assets of a Person which becomes a Subsidiary after the Closing Date; provided that such Lien secures only (i) Debt of such Person that is outstanding when such Person becomes a Subsidiary and was not created in contemplation of such event or (ii) Debt incurred solely for the purpose of refinancing Debt described in the foregoing clause (i);

    (g) carriers', warehousemen's, mechanics', transporters, materialmen's, repairmen's or other like Liens arising in the ordinary course of business;

    (h) any Lien imposed by any governmental authority for taxes, assessments, governmental charges, duties or levies not delinquent or which are being contested in good faith and by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;

    (i)  Liens on cash and cash equivalents securing obligations of the Borrower and its Subsidiaries with respect to workers' compensation, malpractice and other insurance policies;

    (j)  Liens arising in the ordinary course of business (other than Liens permitted by clause (g), (h) or (i) above) which (i) do not secure Financial Obligations and (ii) do not secure monetary obligations in an aggregate outstanding amount exceeding $70,000,000;

    (k) Liens on cash and cash equivalents securing Hedging Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may not exceed $100,000,000 at any time;

    (l)  any Lien on cash and cash equivalents securing LC Reimbursement Obligations pursuant to Section 6.03;

    (m) any Lien on an asset leased by the Borrower or a Subsidiary under a capital lease securing its obligations as lessee under such capital lease;

    (n) any Lien on any asset of a Subsidiary securing Debt owed to the Borrower; and

    (o) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt; provided that, immediately after any such Debt is incurred, the sum of (i) the aggregate outstanding principal amount of all Debt secured pursuant to this clause (o) and (ii) without duplication, the aggregate outstanding principal amount of Debt of Subsidiaries incurred in reliance on clause (g) of Section 5.08 shall not exceed 10% (or, if at such time the Borrower has Investment Grade Ratings from S&P and Moody's and at least one such rating is BBB or Baa2 or better, 20%) of the Consolidated Net Worth of the Borrower at such time.

    SECTION 5.8. Debt of Subsidiaries. After the Closing Date, no Subsidiary will incur, assume or otherwise be liable in respect of any Debt, except:

    (a) Debt outstanding at the close of business on November 30, 2000 in an aggregate principal or face amount not exceeding $400,000,000;

    (b) Debt owing to the Borrower;

    (c) Non-Recourse Purchase Money Debt;

    (d) Debt of any Person which becomes a Subsidiary after the Closing Date; provided that (i) such Debt is outstanding when such Person becomes a Subsidiary and was not created in contemplation of such event or (ii) such Debt is incurred solely for the purpose of refinancing Debt described in the foregoing clause (i);

    (e) Guarantees by any Subsidiary of Debt relating to any assets sold or otherwise disposed of by it; provided that such Debt was outstanding when such assets were disposed of and was not created in contemplation of the disposition thereof;

    (f)  Debt consisting of the obligations of any Subsidiary as lessee which are capitalized in accordance with GAAP; and

    (g) Debt of any Subsidiary not otherwise permitted by the foregoing clauses of this Section; provided that immediately after any such Debt is incurred, the sum of (i) the aggregate outstanding principal amount of all Debt of Subsidiaries permitted by this clause (g) and (ii) without duplication, the aggregate principal amount of secured Debt of the Borrower or any Subsidiary incurred in reliance on clause (o) of Section 5.07 shall not exceed 10% (or, if at such time the Borrower has Investment Grade Ratings from S&P and Moody's and at least one such rating is BBB or Baa2 or better, 20%) of the Consolidated Net Worth of the Borrower at such time.

    SECTION 5.9. Leverage Ratio. At the close of business on any day on or after the Closing Date, the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended at or prior to such time (the "Leverage Ratio") will not be greater than 3.50 to 1.

    SECTION 5.10. Consolidated Net Worth. Consolidated Net Worth will at no time be less than the sum of (i) $3,600,000,000 plus(ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for each Fiscal Quarter commencing after November 30, 2000, if positive, plus (iii) 50% of the amount by which Consolidated Net Worth shall have been increased as a result of any issuance of capital stock of the Borrower after November 30, 2000 minus (iv) 100% of the amount by which Consolidated Net Worth shall have been decreased as a result of Non-Cash Charges reported after November 30, 2000 minus (v) 100% of the amount by which Consolidated Net Worth shall have been decreased as a result of any repurchase by the Borrower of its capital stock after November 30, 2000 that is permitted under Section 5.12 hereof.

    SECTION 5.11. Fixed Charge Ratio. At the end of each Fiscal Quarter ending after the Closing Date, the ratio of (i) the sum of Consolidated EBITDA plus Consolidated Rental Expense to (ii) the sum of Consolidated Interest Expense plus Consolidated Rental Expense, all calculated for the period of four consecutive Fiscal Quarters then ended, will not be less than 2.0 to 1.

    SECTION 5.12. Restricted Payments. Neither the Borrower nor any Subsidiary will declare or make (i) any dividend or other distribution on any shares of capital stock of the Borrower (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption or other acquisition of any Equity Interests in the Borrower (any such dividend, distribution or payment, a "Restricted Payment"), unless (x) no Default has occurred and is continuing and (y) either (A) at the time such dividend or distribution is declared, or such purchase redemption or other acquisition is made (or committed to be made), and on a pro forma basis giving effect thereto and to any Debt incurred to fund such dividend, distribution or payment, the Leverage Ratio is less than 3.0 to 1 or (B) the aggregate amount of Restricted Payments made after the Closing Date that are not permitted by clause (A) is less than $50,000,000 (provided that, in determining such aggregate amount of Restricted Payments, the aggregate payment for a number of shares of common stock of the Borrower repurchased by it after the Closing Date up to but not exceeding the aggregate number of shares of such common stock issued after the Closing Date upon exercise of employee stock options, shall be deemed to be the positive difference, if any, between (1) the aggregate purchase price of such repurchased shares and (2) the aggregate exercise price of such stock options); provided, however, that, notwithstanding clause (y) (and without utilizing any amount available under subclause (y)(B)), the Borrower may from time to time distribute to its stockholders Equity Interests in other Persons held by the Borrower so long as (i) the aggregate operating income of such Persons, plus their depreciation and amortization expense, for the respective periods of four consecutive Fiscal Quarters most recently ended prior to the respective dates of declaration of distribution of Equity Interests therein, is less than 5% of Consolidated EBITDA for the four-quarter period most recently ended prior to the date of determination, and (ii) the aggregate net tangible assets of all such Persons (less in the case of any such Person that is not a wholly-owned Subsidiary, a portion of the net tangible assets of such Person allocable, on a pro rata basis, to Equity Interests of such Person held by Persons other than the Borrower and its Subsidiaries) at the respective dates of declaration of such distributions of the Equity Interests of such Persons are less than 5% of consolidated net tangible assets of the Borrower at the end of the Fiscal Quarter of the Borrower most recently ended prior to the date of declaration thereof.

    SECTION 5.13. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary as it could have obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit (x) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing or (y) any such transaction between or among the Borrower and its Subsidiaries.

    SECTION 5.14. Payment of Dividends by Material Subsidiaries. After the Closing Date neither the Borrower nor any of its Material Subsidiaries will enter into any agreement or arrangement which would limit in any way the ability of any Material Subsidiary to pay any dividend.

    SECTION 5.15. Use of Proceeds. (a) The proceeds of the Loans will be used by the Borrower for general corporate purposes (including working capital needs) of the Borrower and its Subsidiaries.

    (b) The Letters of Credit will be used by the Borrower for the general corporate purposes of the Borrower and its Subsidiaries.

    (c) Neither the proceeds of the Loans nor any Letter of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U in any manner which would (i) violate any applicable law or regulation or (ii) require any Form FRU-1 or any successor form to be executed.

ARTICLE 6

DEFAULTS

    SECTION 6.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred:

    (a) any principal of any Loan or Swingline Loan shall not be paid when due;

    (b) any LC Reimbursement Obligation, any interest on any Loan, Swingline Loan or LC Reimbursement Obligation, any fee or any other amount payable under any Financing Document shall not be paid within three Domestic Business Days after it becomes due;

    (c) the Borrower or any Subsidiary shall fail to comply with any covenant applicable to it contained in Section 5.01(e) and Sections 5.06 through 5.15, inclusive;

    (d) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b) or (c) above) within 30 days after the earlier of (i) the date the Borrower first learns of such failure and (ii) the date written notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

    (e) any representation, warranty, certification or statement made by the Borrower in this Agreement or by the Borrower or any Subsidiary in any certificate, financial statement or other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made (or deemed made);

    (f)  the Borrower and/or one or more Subsidiaries shall fail to make one or more payments in respect of Material Financial Obligations when due or within any applicable grace period;

    (g) any event or condition shall occur which results in the acceleration of the maturity of any Material Financial Obligations, or enables (any applicable grace period having expired) the holder or holders of any Material Financial Obligations or any Person acting on their behalf to accelerate the maturity thereof;

    (h) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

    (i)  an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

    (j)  any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $70,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA or premium-related penalties) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $70,000,000;

    (k) a judgment or order for the payment of money in excess of $70,000,000 (net of insurance to the extent that the insurer shall have admitted coverage thereof) shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

    (l)  any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 20% or more of the outstanding shares of common stock of the Borrower; or Continuing Directors shall no longer constitute a majority of the Borrower's board of directors;

then, and in every such event, while such event is continuing, the Administrative Agent shall:

      (i)  if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and the Swingline Commitment and they shall thereupon terminate,

      (ii) if requested by Lenders having more than 50% of the Aggregate LC Exposure, by notice to each LC Issuing Bank instruct such LC Issuing Bank (x) not to extend the expiry date of any outstanding Letter of Credit and/or (y) in the case of any Evergreen Letter of Credit, to give notice to the beneficiary thereof terminating such Letter of Credit as soon as is permitted by the provisions thereof, whereupon such LC Issuing Bank shall deliver notice to that effect promptly (or as soon thereafter as is permitted by the provisions of the relevant Letter of Credit) to the beneficiary of each such Letter of Credit and the Borrower; and

      (iii) if requested by Lenders holding Notes evidencing more than 50% in aggregate outstanding principal amount of the Loans, by notice to the Borrower declare the Notes and the Swingline Note (in each case together with accrued interest thereon) to be, and the Notes and the Swingline Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

    provided that, if any Event of Default specified in clause (h) or (i) above occurs with respect to the Borrower, then without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments and the Swingline Commitment shall thereupon terminate and the Notes and the Swingline Note (in each case together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

    SECTION 6.2. Notice of Default. The Administrative Agent shall give notice to the Borrower under clause (d) of Section 6.01 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

    SECTION 6.3. Cash Cover. The Borrower agrees that, if an Event of Default shall have occurred and be continuing and Lenders having more than 50% of the Aggregate LC Exposure instruct the Administrative Agent to request cash collateral pursuant to this Section, the Borrower will, promptly after it receives such request from the Administrative Agent, pay to the Administrative Agent an amount in immediately available funds equal to the then aggregate amount available for subsequent drawings under all outstanding Letters of Credit, to be held by the Administrative Agent, under arrangements satisfactory to it, to secure the payment of all LC Reimbursement Obligations arising from subsequent drawings under such Letters of Credit; provided that, if any Event of Default specified in clause (h) or (i) of Section 6.01 occurs with respect to the Borrower, the Borrower shall pay such amount to the Administrative Agent forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE 7

THE AGENTS

    SECTION 7.1. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto.

    SECTION 7.2. Agents and Affiliates. Each of Morgan Guaranty Trust Company of New York, Bank of America, N.A., The Bank of New York, The Bank of Nova Scotia and Salomon Smith Barney Inc. shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent, and each of Morgan Guaranty Trust Company of New York, Bank of America, N.A., The Bank of New York, The Bank of Nova Scotia and Salomon Smith Barney Inc. and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of the Borrower's Subsidiaries or Equity Affiliates as if it were not an Agent under any of the Financing Documents.

    SECTION 7.3. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

    SECTION 7.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it with reasonable care and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    SECTION 7.5. Liability of the Agents. None of the Agents, their respective Affiliates and their respective directors, officers, agents or employees shall be liable for any action taken or not taken by such Person in connection with any Financing Document (i) in the absence of its own gross negligence or willful misconduct or (ii) with the consent or at the request of the Required Lenders, provided that this clause (ii) shall not affect any rights the Borrower may have against the Lenders that made such request. None of the Agents, the Managing Agents, the Co-Agents, their respective Affiliates and their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Borrower in any Financing Document; (iii) the satisfaction of any condition specified in Article 3, except, in the case of the Administrative Agent, receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of any Financing Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

    SECTION 7.6. Indemnification. The Lenders shall, ratably in accordance with their Credit Exposures, indemnify each Agent, the Swingline Bank, their respective Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the relevant indemnitee's gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Financing Documents or any action taken or omitted by the relevant indemnitee thereunder.

    SECTION 7.7. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, Managing Agent, Co-Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, Managing Agent, Co-Agent or other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

    SECTION 7.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations (excepting liabilities previously incurred) hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

    SECTION 7.9. Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

    SECTION 7.10. Other Agents. The Managing Agents, Co-Agents and Agents (other than the Administrative Agent), in their capacities as such, shall have no duties or obligations of any kind under the Financing Documents. The use of the term "Agent" in this Agreement is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and, in the case of the Administrative Agent, such term is intended to create or reflect only an administrative relationship between independent contracting parties.

ARTICLE 8

CHANGE IN CIRCUMSTANCE

    SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Money Market LIBOR Loan:

      (a) the Administrative Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Euro-Dollar Reference Banks in the relevant market for such Interest Period, or

      (b) in the case of a Group of Euro-Dollar Loans, Lenders having 50% or more of the aggregate principal amount of such Loans advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding such Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make or maintain Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing or Money Market LIBOR Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

    SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) made on or after the date of this Agreement by any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Base Rate Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

    SECTION 8.3. Increased Cost and Reduced Return. (a) If, on or after (x) the date hereof, in the case of any Euro-Dollar Loan or Letter of Credit or any obligation to make Euro-Dollar Loans or issue or participate in any Letter of Credit or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) or any LC Issuing Bank with any request or directive (whether or not having the force of law) made on or after the date of this Agreement by any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including Letters of Credit and participations therein) extended by, any Lender (or its Applicable Lending Office) or any LC Issuing Bank or shall impose on any Lender (or its Applicable Lending Office) or any LC Issuing Bank or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes, its obligation to make Euro-Dollar Loans, its Money Market Loans or its obligations hereunder in respect of Letters of Credit, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) or such LC Issuing Bank of making or maintaining any Euro-Dollar Loan or Money Market Loan or issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) or such LC Issuing Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender or LC Issuing Bank to be material, then, within 15 days after demand by such Lender or LC Issuing Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or LC Issuing Bank such additional amount or amounts as will (subject to subsection (e) of this Section) compensate such Lender or LC Issuing Bank for such increased cost or reduction.

    (b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) made on or after the date of this Agreement by any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will (subject to subsection (d) of this Section) compensate such Lender (or its Parent) for such reduction.

    (c) Each Lender and LC Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or LC Issuing Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or LC Issuing Bank, be otherwise disadvantageous to it. A certificate of any Lender or LC Issuing Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the method of calculation thereof and shall be conclusive in the absence of manifest error. In determining such amount, such Lender or LC Issuing Bank may use any reasonable averaging and attribution methods.

    (d) No Lender shall be entitled to claim compensation pursuant to this Section for (i) Taxes or Other Taxes (as such terms are defined in Section 8.04) or (ii) any increased cost or reduction incurred or accrued more than 90 days before such Lender first notifies the Borrower of the change in law or other circumstance on which such claim is based.

    SECTION 8.4. Taxes. (a) For purposes of this Section, the following terms have the following meanings:

    "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to any Financing Document, and all liabilities with respect thereto, excluding (i) in the case of each Lending Party, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

    "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to any Financing Document, or from the execution or delivery of, or otherwise with respect to, any Financing Document.

    (b) Any and all payments by any Borrower to or for the account of any Lending Party under any Financing Document shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lending Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

    (c) The Borrower agrees to indemnify each Lending Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Lending Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lending Party makes demand therefor.

    (d) Each Lending Party organized under the laws of a jurisdiction outside the United States, on or prior to its execution and delivery of this Agreement in the case of each Lending Party listed on the signature pages hereof and on or prior to the date on which it becomes a Lending Party in the case of each other Lending Party, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lending Party remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lending Party is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lending Party from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lending Party or certifying that the income receivable pursuant to the Financing Documents is effectively connected with the conduct of a trade or business in the United States.

    (e) For any period with respect to which a Lending Party has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), such Lending Party shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Lending Party, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lending Party shall reasonably request to assist such Lending Party to recover such Taxes.

    (f)  If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04, such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

    SECTION 8.5. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be made as (or converted into) Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

ARTICLE 9

MISCELLANEOUS

    SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party:

    (x) in the case of the Borrower, the Swingline Bank or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof,

    (y) in the case of any Lender or Agent (other than the Administrative Agent), at its address, facsimile number or telex number set forth in its Administrative Questionnaire or

    (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

    Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number referred to in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent or an LC Issuing Bank under Article 2 or Article 8 shall not be effective until received.

    SECTION 9.2. No Waivers. No failure or delay by any Lending Party in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 9.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder, (ii) all out-of-pocket expenses of each Joint Lead Arranger (but not any fees and disbursements of its counsel) in connection with the preparation of the Financing Documents, any waiver or consent thereunder or any amendment thereof and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Lending Party, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and any collection, bankruptcy, insolvency, workout or other enforcement proceedings resulting therefrom.

    (b) The Borrower shall indemnify each Lending Party, the Joint Lead Arrangers and their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Financing Document or any actual or proposed use by the Borrower or any of its Subsidiaries or Equity Affiliates of any Letters of Credit or any proceeds of the Loans; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

    SECTION 9.4. Set-offs; Sharing. (a) If (i) an Event of Default has occurred and is continuing and (ii) the requisite Lenders have requested the Administrative Agent to declare the Loans to be immediately due and payable pursuant to Section 6.01, or the Loans have become immediately due and payable without notice as provided in Section 6.01, then each Lending Party is hereby authorized by the Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lending Party to or for the account of the Borrower against any obligations of the Borrower to such Lending Party now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether such Lending Party shall have made any demand for payment under this Agreement. Each Lending Party agrees promptly to notify the Borrower after any such set-off and application made by such Lending Party; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lending Parties under this subsection are in addition to any other rights and remedies which they may have.

    (b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and participations in LC Reimbursement Obligations held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans and participations in LC Reimbursement Obligations held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and participations in LC Reimbursement Obligations held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and participations in LC Reimbursement Obligations held by the Lenders shall be shared by the Lenders pro rata.

    (c) Nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loans and the LC Reimbursement Obligations.

    (d) The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or LC Reimbursement Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

    SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of any Agent or LC Issuing Bank are affected thereby, by such Agent or LC Issuing Bank, as the case may be); provided that no such amendment or waiver shall:

      (i)  unless signed by all the Lenders, increase or decrease any Commitment (except for a ratable decrease in all the Commitments), postpone the date fixed for the termination of any Commitment or, except as expressly provided in Section 2.17(g), extend the expiry date of any Letter of Credit, reduce the principal of or rate of interest on any Syndicated Loan or the amount of any LC Reimbursement Obligation or any interest thereon, or postpone the Termination Date or any date fixed for any payment of interest on any Syndicated Loan or of any LC Reimbursement Obligation or any interest thereon;

      (ii) unless signed by the Swingline Bank, increase the Swingline Commitment, postpone the date fixed for the termination of the Swingline Commitment or otherwise affect any of its rights or obligations hereunder;

      (iii) unless signed by all the Lenders entitled to receive such fees, reduce or postpone the date fixed for any scheduled payment of fees hereunder;

      (iv) unless signed by all the Lenders, change any provision of this Section or any other provision of this Agreement specifying which Lenders may take any action that the Lenders or any of them are entitled to take hereunder; or

      (v) unless signed by each Lender affected thereby, waive any condition set forth in clause (b), (c), (j) or (k) of Section 3.01.

    SECTION 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights under the Financing Documents without the prior written consent of all the Lenders, the LC Issuing Banks and the Swingline Bank.

    (b) Any Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans and participations in the Letters of Credit. If any Lender grants such a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower, the LC Issuing Banks and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Financing Documents. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower and the LC Issuing Banks under the Financing Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision thereof; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) or (iii) of Section 9.05 without the consent of the Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

    (c) Any Lender may at any time after the Closing Date assign to an Eligible Assignee all, or a pro rata part of all, of its rights and obligations under the Financing Documents, and such Eligible

Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit J hereto signed by such Eligible Assignee and such transferor Lender; provided that:

        (A) such assignment may, but need not, include rights of the transferor Lender in respect of outstanding Money Market Loans;

        (B) if such Eligible Assignee is not an Affiliate of the transferor Lender and was not a Lender immediately prior to such assignment, then, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise agree, the portion of the transferor Lender's Commitment assigned to such Eligible Assignee shall be at least $5,000,000; and

        (C) unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise agree or the transferor Lender assigns its entire Commitment to such Eligible Assignee, the transferor Lender and/or its Affiliates shall retain, in the aggregate, a Commitment at least equal to $5,000,000.

    When such Assignment and Assumption Agreement has been signed and delivered to the Administrative Agent and such Eligible Assignee has paid to such transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Eligible Assignee, such Eligible Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender to the extent set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Eligible Assignee. In connection with any such assignment, either the transferor Lender or the Eligible Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Eligible Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04(d).

    (d) Any Lender may at any time assign all or any portion of its rights under the Financing Documents to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations thereunder.

    (e) No Eligible Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under or by reason of Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or, in the case of an Eligible Assignee, at a time when the circumstances giving rise to such greater payment did not exist. Subject to the foregoing limitation, any Lender claiming compensation or indemnification pursuant to Section 8.03 or 8.04 may include in its claim similar compensation or indemnification for any Participant having a participating interest in such Lender's rights.

    SECTION 9.7. No Reliance on Margin Stock as Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

    SECTION 9.8. Confidentiality. Each Lending Party agrees to keep any information delivered or made available by the Borrower to it confidential from anyone other than persons employed or retained by such Lending Party who are, or are expected to be, engaged in evaluating, approving, structuring or administering the credit facility provided herein; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (f) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lending Party's legal counsel and independent auditors, (i) to any Affiliate of such Lending Party, solely in connection with this Agreement or any other transaction or proposed transaction between such Lending Party and/or its Affiliates and the Borrower and/or its Affiliates, and (j) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Eligible Assignee.

    SECTION 9.9. WAIVER OF JURY TRIAL. THE BORROWER AND EACH LENDING PARTY HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

    SECTION 9.10. GOVERNING LAW; SUBMISSION TO JURISDICTION.  EACH OF THE FINANCING DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

    SECTION 9.11. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TENET HEALTHCARE CORPORATION
By:

Title:
Tenet Healthcare Corporation 3820 State Street Santa Barbara, CA 93105 Attention: Treasurer (with a copy to General Counsel) Telephone: (805) 563-7001 Facsimile: (805) 563-6943
MORGAN GUARANTY TRUST COMPANY OF NEW YORK
By:

Title:
BANK OF AMERICA, N.A.
By:

Title:
BANK OF NEW YORK
By:

Title:
THE BANK OF NOVA SCOTIA
By:

Title:
CITICORP USA, INC.
By:

Title:

CREDIT SUISSE FIRST BOSTON
By:

Title:
By:

Title:
FLEET NATIONAL BANK
By:

Title:
THE INDUSTRIAL BANK OF JAPAN, LIMITED
By:

Title:
SUNTRUST BANK
By:

Title:
UBS AG, STAMFORD BRANCH
By:

Title:
PNC BANK, NATIONAL ASSOCIATION
By:

Title:
MERRILL LYNCH CAPITAL CORPORATION
By:

Title:

FIRST UNION NATIONAL BANK
By:

Title:
SUMITOMO MITSUI BANKING CORPORATION
By:

Title:
SOUTHTRUST BANK
By:

Title:
BNP PARIBAS
By:

Title:
By:

Title:
CREDIT LYONNAIS NEW YORK BRANCH
By:

Title:
THE SANWA BANK, LIMITED
By:

Title:

THE TOKAI BANK, LIMITED—NEW YORK BRANCH
By:

Title:
COMERICA BANK
By:

Title:
HIBERNIA NATIONAL BANK
By:

Title:
ALLIED IRISH BANK
By:

Title:
BANK LEUMI USA
By:

Title:
THE GOVERNOR & COMPANY OF THE BANK OF IRELAND
By:

Title:
COMMERCEBANK, N.A.
By:

Title:
DAI-ICHI KANGYO BANK
By:

Title:

FUJI BANK, LIMITED
By:

Title:
KBC BANK N.V.
By:

Title:
NATIONAL CITY BANK OF KENTUCKY
By:

Title:
TORONTO DOMINION (TEXAS), INC.
By:

Title:
MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent
By:

Title:
c/o J.P. Morgan Services Inc. 500 Stanton Christiana Road Newark, Delaware 19713 Attention: Jeannie Mattson Facsimile number: 302-634-1092

PRICING SCHEDULE

    The "Facility Fee Rate" and "Euro-Dollar Margin" for any day are the respective rates per annum set forth below in the applicable row under the column corresponding to the Pricing Level and Utilization that apply on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Facility Fee Rate:
Utilization > 40%	0.200%	0.250%	0.275%	0.325%	0.400%	0.500%
Utilization < 40%	0.250%	0.300%	0.325%	0.375%	0.475%	0.575%
Euro-Dollar Margin:
Utilization > 40%	0.550%	0.750%	0.975%	1.175%	1.350%	2.000%
Utilization < 40%	0.500%	0.700%	0.925%	1.125%	1.275%	1.925%

    For purposes of this Pricing Schedule, the following terms have the following meanings:

    "Level I Pricing" applies during any Rate Period if, at the end of the Preceding Fiscal Quarter, the Leverage Ratio was less than 1.75 to 1.

    "Level II Pricing" applies during any Rate Period if no higher Pricing Level applies and, at the end of the Preceding Fiscal Quarter, the Leverage Ratio was equal to or greater than 1.75 to 1.

    "Level III Pricing" applies during any Rate Period if no higher Pricing Level applies and, at the end of the Preceding Fiscal Quarter, the Leverage Ratio was equal to or greater than 2.00 to 1.

    "Level IV Pricing" applies during any Rate Period if no higher Pricing Level applies and, at the end of the Preceding Fiscal Quarter, the Leverage Ratio was equal to or greater than 2.50 to 1.

    "Level V Pricing" applies during any Rate Period if no higher Pricing Level applies and, at the end of the Preceding Fiscal Quarter, the Leverage Ratio was equal to or greater than 3.00 to 1.

    "Level VI Pricing" applies during any Rate Period if, at the end of the Preceding Fiscal Quarter, the Leverage Ratio was equal to or greater than 3.25 to 1.

    "Preceding Fiscal Quarter" means, with respect to any Rate Period, the most recent Fiscal Quarter ended before such Rate Period begins.

    "Pricing Level" refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing, Level V Pricing or Level VI Pricing applies on any day. Pricing Levels are referred to in ascending order (e.g., Level III Pricing is a higher Pricing Level than Level II Pricing). Notwithstanding the foregoing provisions of this Pricing Schedule, the Pricing Level for any Rate Period ending on or prior to October 15, 2001 shall not be lower than Level IV Pricing.

    "Rate Period" means any period from and including the 46th day of a Fiscal Quarter to and including the 45th day of the immediately succeeding Fiscal Quarter.

    "Utilization" means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the sum of the aggregate outstanding principal amount of Loans and Swingline Loans and the Aggregate LC Exposure, each at such date, and (ii) the denominator of which is the aggregate amount of the Commitments at such date. If for any reason any Credit Exposure remains following termination of the Commitments, Utilization shall be deemed to be in excess of 40%.

1

COMMITMENT SCHEDULE

Lender	Commitment
Morgan Guaranty Trust Company of New York	$150,000,000
Bank of America, N.A.	$150,000,000
The Bank of New York	$96,000,000
The Bank of Nova Scotia	$112,500,000
Citicorp USA, Inc.	$112,500,000
Credit Suisse First Boston	$80,250,000
Fleet National Bank	$95,250,000
The Industrial Bank of Japan, Limited	$72,750,000
SunTrust Bank	$75,000,000
UBS AG, Stamford Branch	$64,250,000
PNC Bank, National Association.	$87,750,000
Merrill Lynch Capital Corporation	$41,250,000
First Union National Bank	$37,500,000
Sumitomo Mitsui Banking Corporation	$60,000,000
Southtrust Bank	$22,500,000
BNP Paribas	$18,750,000
Credit Lyonnais New York Branch	$31,250,000
The Sanwa Bank, Limited	$18,750,000
The Tokai Bank, Limited — New York Branch	$18,750,000
Comerica Bank	$15,000,000
Hibernia National Bank	$11,250,000
Allied Irish Bank	$15,000,000
Bank Leumi USA	$11,250,000
The Governor & Company of The Bank of Ireland	$7,500,000
Commercebank, N.A.	$10,000,000
Dai-Ichi Kangyo Bank	$11,250,000
Fuji Bank, Limited	$26,250,000
KBC Bank N.V.	$22,500,000
National City Bank of Kentucky	$15,000,000
Toronto Dominion (Texas), Inc.	$10,000,000
TOTAL	$1,500,000,000

1

SCHEDULE 3.04

Existing Letters of Credit

    1.  Bank of America, N.A. Letter of Credit number 3024264, dated as of March 28, 2000, issued in favor of Traveler's Indemnity Company (Aetna Casualty & Surety).

    2.  Bank of America, N.A. Letter of Credit number 3024288, dated as of March 28, 2000, issued in favor of Bank of Bermuda as Trustee for HFIC.

    3.  Bank of America, N.A. Letter of Credit number 3025581, dated as of May 23, 2000, issued in favor of I.R.S. Assistant Commissioner (International).

    4.  Bank of America, N.A. Letter of Credit number 3026368, dated as of June 1, 2000, issued in favor of Transportation Insurance Co. (CNA).

    5.  Bank of America, N.A. Letter of Credit number 3026500, dated as of June 7, 2000, issued in favor of Safety National Casualty.

    6.  Bank of America, N.A. Letter of Credit number 3026948, dated as of July 5, 2000, issued in favor of National Union Fire Insurance Co. (AIG).

    7.  Bank of America, N.A. Letter of Credit number 3026922, dated as of July 19, 2000, issued in favor of Reliance National Indemnity Company.

    8.  Bank of America, N.A. Letter of Credit number 3026551, dated as of July 25, 2000, issued in favor of National Union Fire Insurance Co. (AIG).

    9.  Bank of America, N.A. Letter of Credit number 3027547, dated as of July 25, 2000, issued in favor of Health Care Property Investors, Inc. (formerly AHE of Irvine).

    10. Bank of America, N.A. Letter of Credit number 3027925, dated as of August 3, 2000, issued in favor of Rangers Insurance Co.

    11. Bank of America, N.A. Letter of Credit number 3027926, dated as of August 4, 2000, issued in favor of Fremont Indemnity Company.

    12. Bank of America, N.A. Letter of Credit number 3026550, dated as of September 14, 2000, issued in favor of Ace American Insurance Company.

    13. The Bank of New York Letter of Credit number S00031638, dated as of December 6, 1994, issued in favor of The Chase Manhattan Bank—Texas (formerly known as Texas Commerce Bank National Association), Trustee.

    14. The Bank of New York Letter of Credit number S00031639, dated as of December 6, 1994, issued in favor of The Chase Manhattan Bank—Texas (formerly known as Texas Commerce Bank National Association), Trustee.

3.04–1

SCHEDULE 4.05

Pending Litigation

    The Borrower hereby incorporates by reference the disclosure concerning the legal proceedings referred to in its annual report on Form 10-K for its fiscal year ended May 31, 2000 and its quarterly reports on Form 10-Q for its fiscal quarters ended August 31, 2000 and November 30, 2000.

4.05–1

EXHIBIT A

NOTE

    New York, New York
, 200

    For value received, TENET HEALTHCARE CORPORATION, a Nevada corporation (the "Borrower"), promises to pay to the order of             (the "Lender"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

    All Loans made by the Lender, the respective dates and amounts thereof and all payments of the principal with respect thereto shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any other Financing Document.

    This note is one of the Notes referred to in the Five-Year Credit Agreement dated as of March 1, 2001 among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

TENET HEALTHCARE CORPORATION
By:
Title:

A–1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made by

A–2

EXHIBIT B

Form of Money Market Quote Request

[Date]
To:	Morgan Guaranty Trust Company of New York (the "Administrative Agent")
From:	Tenet Healthcare Corporation
Re:	Five-Year Credit Agreement dated as of March 1, 2001 (the "Credit Agreement") among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto

    We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

    Date of Borrowing:

Principal Amount[1]	Interest Period[2]
$

    Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

    Terms used herein have the meanings assigned to them in the Credit Agreement.

Tenet Healthcare Corporation
By:

Title:

1
Amount must be $10,000,000 or a larger multiple of $1,000,000.

2
Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

B–1

EXHIBIT C

Form of Invitation for Money Market Quotes

To:	[Name of Lender]
Re:	Invitation for Money Market Quotes to Tenet Healthcare Corporation (the "Borrower")

    Pursuant to Section 2.03 of the Five-Year Credit Agreement dated as of March 1, 2001 among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto, we, as Administrative Agent, are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

    Date of Borrowing:

Principal Amount	Interest Period
$

    Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

    Please respond to this invitation by no later than [2:00 P.M.] [10:00 A.M.] (New York City time) on [date].

MORGAN GUARANTY TRUST COMPANY OF NEW YORK
By:
Authorized Officer

C–1

EXHIBIT D

Form of Money Market Quote

To:	Morgan Guaranty Trust Company of New York, as Administrative Agent
Re:	Money Market Quote to Tenet Healthcare Corporation (the "Borrower")

    In response to your invitation on behalf of the Borrower dated            , 200      , we hereby make the following Money Market Quote on the following terms:

    1.  Quoting Lender:

    2.  Person to contact at Quoting Lender:

    3.  Date of Borrowing:                             3

    4.  We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount[4]	Interest Period[5]	Money Market Margin[6]	Absolute Rate[7]
$
$

    [Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $            .]

    We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Five-Year Credit Agreement dated as of March 1, 2001 among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,
[NAME OF LENDER]
Dated:	By:
Authorized Officer

3
As specified in the related Invitation.

4
Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the bank is willing to lend. Bids must be made for $10,000,000 or a larger multiple of $1,000,000.

5
Not less than one month or not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

6
Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".

7
Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

D–1

EXHIBIT E

SWINGLINE NOTE

    New York, New York
, 2001

    For value received, TENET HEALTHCARE CORPORATION, a Nevada corporation (the "Borrower"), promises to pay to the order of MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Swingline Bank") the unpaid principal amount of each Swingline Loan made by the Swingline Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Swingline Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

    All Swingline Loans made by the Swingline Bank and all repayments of the principal thereof shall be recorded by the Swingline Bank and, if the Swingline Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Swingline Loan then outstanding may be endorsed by the Swingline Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Swingline Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any other Financing Document.

    This note is the Swingline Note referred to in the Five-Year Credit Agreement dated as of March 1, 2001 among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

TENET HEALTHCARE CORPORATION
By:

Title:

E–1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Notation Made by

E–2

EXHIBIT F

SENIOR
OFFICER'S
CLOSING CERTIFICATE

    I, David L. Dennis, Chief Financial Officer of Tenet Healthcare Corporation, a Nevada corporation (the "Borrower"), in connection with (i) the closing held today (the "Closing") under the $1,500,000,000 Five-Year Credit Agreement dated as of March 1, 2001 (the "Borrower's Credit Agreement") among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto, and (ii) the borrowing today (the "First Borrowing") by the Borrower thereunder, DO HEREBY CERTIFY that:

    1.  The representations and warranties made by the Borrower in the Borrower's Credit Agreement are true on and as of the date hereof.

    2.  Immediately before and after the First Borrowing under the Borrower's Credit Agreement, no Default will have occurred and be continuing.

    3.  The Borrower has made available, or has irrevocably instructed the Administrative Agent to make available from the proceeds of the First Borrowing, to Morgan Guaranty Trust Company of New York, as Agent under the Borrower's Existing Credit Agreement, funds sufficient to pay in full the principal of all loans outstanding under the Borrower's Existing Credit Agreement on the date hereof and all interest and fees accrued thereunder to but excluding the date hereof.

    4.  The officer who executed the Borrower's Credit Agreement on behalf of the Borrower was authorized by the Borrower's board of directors to, and did, approve of the terms of the Borrower's Credit Agreement.

    Terms used herein and not defined herein have the meanings assigned to them in the Borrower's Credit Agreement.

Name: David L. Dennis
Title: Chief Financial Officer
[Closing Date]

F–1

EXHIBIT G

OPINION OF
GIBSON, DUNN & CRUTCHER LLP
SPECIAL COUNSEL TO THE BORROWER

[Closing Date]
To:	The Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents Party to the Credit Agreement referred to herein
Re:	Five-Year Credit Agreement dated as of March 1, 2001 among Tenet Healthcare Corporation and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto

Ladies and Gentlemen:

    We have acted as special counsel to Tenet Healthcare Corporation, a Nevada corporation (the "Borrower"), in connection with the Five-Year Credit Agreement dated as of March 1, 2001 (the "Credit Agreement") among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

    This opinion is delivered pursuant to Section 3.01(e) of the Credit Agreement.

    In rendering this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the following documents and instruments:

      (a) the Credit Agreement, including the Exhibits and Schedules thereto;

      (b) the Notes;

      (c) the Swingline Note;

      (d) a certificate of even date herewith of the corporate secretary of the Borrower as to resolutions, incumbency of certain officers and the form of articles of incorporation and by-laws of the Borrower in effect on the date hereof;

      (e) a certificate of even date herewith executed by an officer of the Borrower setting forth or certifying certain factual matters; and

      (f)  a certificate of recent date of the Secretary of State of Nevada as to the legal existence of the Borrower in good standing under the laws of Nevada.

    The documents referred to in Items (a) through (c) are sometimes referred to herein collectively as the "Financing Documents".

    We have, with your permission, assumed, without independent investigation or inquiry with respect to any such matter, that:

    (a)  The Borrower is a validly existing corporation in good standing under the laws of the State of Nevada. The Borrower has requisite corporate power and authority to own and operate its properties, to conduct its business in the manner in which it presently is conducted, and to execute, deliver and perform its obligations under each of the Financing Documents.

    (b)  Each of the Financing Documents has been duly authorized by all necessary corporate action on the part of the Borrower. Each of the Financing Documents has been duly executed and delivered on behalf of the Borrower.

G–1

    (c)  Each Lender and the Administrative Agent each has all requisite power and authority to execute, deliver and perform its obligations under the Credit Agreement; the execution and delivery of the Credit Agreement and performance of such obligations have been duly authorized by all necessary action on the part of such Lender and the Administrative Agent; and the Credit Agreement is the legal, valid and binding obligation of such Lender or the Administrative Agent, enforceable against it in accordance with its terms.

    (d)  The execution and delivery of the Credit Agreement by each Lender and the Administrative Agent and performance by each of them of their respective obligations thereunder comply with all laws and regulations that are applicable to such Lender or the Administrative Agent or the transactions contemplated by the Credit Agreement because of the nature of their respective businesses (provided that the assumption stated in this subparagraph (d) does not relate to any matter as to which we expressly state our opinion herein).

    (e)  The signatures on all documents examined by us are genuine, and all individuals executing such documents were thereunto duly authorized.

    (f)  The documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals.

    With respect to questions of fact material to the opinions expressed below, we have, with your consent, relied upon certificates of public officials and officers of the Borrower, in each case without having independently verified the accuracy or completeness thereof.

    With respect to any opinion herein in regard to the existence or absence of facts that is stated to be to our actual knowledge, such statement means that, during the course of our representation of the Borrower, no information has come to the attention of the lawyers in our Firm participating in such representation that has given them actual knowledge of facts contrary to the existence or absence of the facts indicated. No inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Borrower.

    Based upon the foregoing, and subject to the qualifications, exceptions, limitations and assumptions hereinafter set forth, we are of the opinion that:

    (1)  Each of the Financing Documents constitutes the legal, valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms.

    (2)  No consent, approval or authorization of, and no registration, declaration or filing with any administrative, governmental or other public authority is required under the laws of the United States of America or the State of New York which, in our experience, are generally applicable to transactions of the type contemplated by the Credit Agreement, or under the Nevada General Corporation Law, to be obtained or made in connection with the execution, delivery and performance by the Borrower, or for the validity or enforceability against the Borrower, of any of the Financing Documents.

    (3)  Neither the execution and delivery of the Financing Documents and the performance by the Borrower of its obligations thereunder nor the consummation of the transactions contemplated thereby constitutes or will constitute a violation of any laws of the United States of America or the State of New York which, in our experience, are generally applicable to transactions of the type contemplated by the Credit Agreement, or under the Nevada General Corporation Law or the California Corporations Code, or, to our actual knowledge, of any order of any court or governmental authority that is applicable to the Borrower.

    (4)  The Borrower is neither an "investment company" nor a Person directly or indirectly "controlled" by or "acting on behalf of" an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower is neither a "holding company", nor an

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"affiliate" of a "holding company" or a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

    (5)  Neither the making of the Loans on the Closing Date pursuant to, nor the application of the proceeds of the Loans in accordance with, the Credit Agreement will violate Regulation U or X promulgated by the Board of Governors of the Federal Reserve System.

    Each of the opinions set forth above is subject to the following exceptions, qualifications, limitations and assumptions:

    (a)  Our opinions are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar laws affecting enforcement of creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or transfers, preferential transfers, and of laws affecting distributions by corporations to stockholders.

    (b)  Our opinions are subject to the application of general principles of equity, whether considered in a case or proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

    (c)  Our opinions are subject to the qualifications that indemnification provisions in any of the Financing Documents may be unenforceable to the extent that such indemnification may be held to be in violation of or against public policy.

    This opinion is limited to the effect of (i) the laws of the United States of America and the State of New York, (ii) for purposes only of our opinion expressed in Paragraph 3 herein, the California Corporations Code, and (iii) to the limited extent set forth below, the General Corporation Law of the State of Nevada. Although we are not admitted to practice in the State of Nevada, we are generally familiar with the General Corporation Law of the State of Nevada and have made such inquiries as we consider necessary to render our opinions expressed in Paragraphs 2 and 3 hereof. This opinion relates to the present state of the laws referred to herein and, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws, or the interpretation thereof, be changed.

    This opinion is rendered to the Lenders, the Managing Agents, the Co-Agents, the Swingline Bank and the Agents as of the date hereof in connection with the Credit Agreement, and may not be relied upon by any other person (except an LC Issuing Bank) or by them in any other context.

Very truly yours,
Gibson, Dunn & Crutcher LLP

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EXHIBIT H

OPINION OF
CHRISTI R. SULZBACH
GENERAL COUNSEL FOR THE BORROWER

[Closing Date]
To:	The Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents Party to the Credit Agreement referred to herein

Ladies and Gentlemen:

    I am the General Counsel of Tenet Healthcare Corporation, a Nevada corporation (the "Borrower"), and have acted as such in connection with the Five-Year Credit Agreement dated as of March 1, 2001 (the "Credit Agreement") among the Borrower and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto.

    This opinion is delivered to you pursuant to Section 3.01(f) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

    In connection with this opinion, I have examined executed copies of each of the Credit Agreement (including all of the Schedules and Exhibits thereto), the Notes and the Swingline Note (together, the "Financing Documents") and such corporate documents and records of the Borrower and its Subsidiaries and certificates of public officials and officers of the Borrower and its Subsidiaries, and such other documents, as I have deemed necessary or appropriate for the purposes of this opinion. In stating my opinion, I have assumed the genuineness of all signatures and the authority of persons signing the Financing Documents on behalf of parties thereto other than the Borrower, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies. This opinion is limited to the laws of California and the United States of America, and to the general corporate laws of the State of Nevada.

    Based upon the foregoing, I am of the opinion that:

    1.  Corporate Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of Nevada, and (b) has the corporate power, authority and legal right to own or operate its properties or to lease the properties it operates and to conduct the business in which it is currently engaged. Except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or an adverse effect on the validity or enforceability of any material provision of any Financing Document, (x) the Borrower is duly qualified as a foreign corporation, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (y) each of the Borrower and its Subsidiaries is in compliance with all laws, regulations, decrees and orders applicable to the Borrower or any of its Subsidiaries (including, without limitation, laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls and in respect to antitrust, monopoly, restraint of trade or unfair competition). The Borrower and its Subsidiaries have obtained all certifications, licenses, accreditations and approvals that are necessary to conduct their respective businesses. None of the Borrower or any of its Subsidiaries has received or, to the best of my knowledge, expects to receive, any order or notice of any violation or claim of violation of any law, regulation, decree, rule, judgment or order of any governmental authority or agency relating to the

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ownership or operation of any hospital or other facility owned or operated by it, as to which the cost of compliance or the consequences of noncompliance, individually or in the aggregate, would have a Material Adverse Effect or which would impair the ability of the Borrower to discharge any of its obligations under any of the Financing Documents.

    2.  Corporate Power; Authorization. The Borrower has the corporate power, authority and legal right to execute, deliver and perform the Financing Documents and to borrow and obtain the issuance of letters of credit thereunder, and has taken all necessary corporate action to authorize the borrowings and the issuance of such letters of credit on the terms and conditions of the Financing Documents and to authorize the execution, delivery and performance of the Financing Documents. No consent of any other Person, and no authorization of, notice to, or other act by or in respect of the Borrower by any governmental authority, agency or instrumentality is required in connection with borrowings or the issuance of letters of credit thereunder or with the execution, delivery, performance, validity or enforceability of the Financing Documents. The Borrower has duly executed and delivered each Financing Document.

    3.  No Legal Bar. The execution, delivery and performance by the Borrower of the Financing Documents, the borrowings and the issuance of letters of credit thereunder and the use of the proceeds of such borrowings and the use of such letters of credit will not violate (except to the extent that such violation, if any, would not have a Material Adverse Effect or an adverse effect on the validity or enforceability of any material provision of any Financing Document) any provision of any existing law or regulation applicable to the Borrower or any of its Subsidiaries or of any award, order or decree applicable to the Borrower or any of its Subsidiaries known to me (after due inquiry) of any court, arbitrator or governmental authority, or of the restated articles of incorporation or restated by-laws of the Borrower or, to the best of my knowledge (after due inquiry), of any security issued by the Borrower or of any material mortgage, indenture, lease, contract or other agreement or undertaking to which the Borrower is a party or by which the Borrower or any of its respective properties or assets may be bound, and will not result in or require the creation or imposition of any Lien prohibited by the Credit Agreement on any of its properties or revenues pursuant to the provisions of any such mortgage, indenture, contract, lease or other agreement or other undertaking.

    4.  No Material Litigation. To the best of my knowledge, after due inquiry, (i) there are no pending or threatened actions, suits, proceedings or investigations against the Borrower or any of its Subsidiaries in any court or by or before any arbitrator or governmental authority that calls into question the validity of the Financing Documents and (ii) except as disclosed in Schedule 4.05 to the Credit Agreement, there are no such pending or threatened actions, suits, proceedings or investigations in which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect or an adverse effect on the validity or enforceability of any material provision of any Financing Document. For purposes of the preceding sentence, I have assumed that, in medical malpractice actions now pending or threatened against the Borrower and its Subsidiaries, damages would be assessed consistent with the Borrower's past experience. The past experience of the Borrower has been that damages assessed in such suits have been adequately covered by insurance. In rendering the opinions set forth in this paragraph 4, I have not conducted a search of any federal or state court docket. My inquiry has been limited to consultation with counsel representing the Borrower and its Subsidiaries in litigation matters.

    This opinion relates to the present state of the laws referred to herein and, in rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws, or the interpretation thereof, be changed. This opinion is rendered to the Lenders, the Managing Agents, the Co-Agents, the Swingline Bank and the Agents as of the date hereof in connection with the Credit Agreement, and may not be relied upon by any other person (except an LC Issuing Bank) or by them in any other context.

Very truly yours,
Christi R. Sulzbach General Counsel

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EXHIBIT I

OPINION OF
DAVIS POLK & WARDWELL
SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT

[Closing Date]
To	the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents c/o Morgan Guaranty Trust Company of New York, as Administrative Agent 60 Wall Street New York, New York 10260

Ladies and Gentlemen:

    We have participated in the preparation of the $1,500,000,000 Five-Year Credit Agreement dated as of March 1, 2001 (the "Credit Agreement") among Tenet Healthcare Corporation, a Nevada corporation, and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto, and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 3.01(g) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

    Upon the basis of the foregoing, we are of the opinion that:

    The Credit Agreement constitutes a valid and binding agreement of the Borrower, and the Notes and Swingline Note constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

    We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. Insofar as the foregoing opinions involve matters governed by the laws of any other jurisdiction, we have relied, with your permission and without independent investigation, upon the opinions of Gibson, Dunn & Crutcher LLP and Christi R. Sulzbach, Esq., each dated the date hereof, a copy of each of which has been delivered to you, and we have assumed, without independent investigation, the correctness of the matters set forth in each such opinion, our opinion being subject to the qualifications and limitations set forth in each such opinion with respect thereto. In addition, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect.

    This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (except an LC Issuing Bank) without our prior written consent.

Very truly yours,

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EXHIBIT J

ASSIGNMENT AND ASSUMPTION AGREEMENT

    AGREEMENT dated as of            , 200      between [ASSIGNOR] (the "Assignor") and [ASSIGNEE] (the "Assignee").

W I T N E S S E T H

    WHEREAS, this Assignment and Assumption Agreement relates to the Five-Year Credit Agreement dated as of March 1, 2001 among Tenet Healthcare Corporation (the "Borrower") and the Lenders, Managing Agents, Co-Agents, Swingline Bank and Agents party thereto (as amended from time to time, the "Credit Agreement");

    [WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and participate in Letters of Credit and Swingline Loans in the amount of $            , under which the Assignor has outstanding Syndicated Loans in the aggregate principal amount of $            at the date hereof];

    [WHEREAS, Letters of Credit with a total amount available for drawing thereunder of $      are outstanding at the date hereof, and Swingline Loans in the aggregate principal amount of $            are outstanding at the date hereof; and]

    [WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment in an amount equal to $            (the "Commitment Assigned Amount"), together with a corresponding portion of each of its outstanding Syndicated Loans, its LC Exposure and its obligations with respect to outstanding Swingline Loans, and the Assignee proposes to accept such assignment of such rights and assume the corresponding obligations from the Assignor;]

    [WHEREAS, the Assignor also proposes to assign to the Assignee Money Market Loans in an aggregate outstanding principal amount of $            ;]

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

    SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

    SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement with respect to its Commitment to the extent of the Commitment Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Commitment Assigned Amount, including the purchase from the Assignor of a pro-rata portion of the outstanding principal amount of each Syndicated Loan made by the Assignor, a pro rata portion of its LC Exposure and a pro rata portion of its obligations with respect to outstanding Swingline Loans. Upon the execution and delivery hereof by the Assignor and the Assignee, [the Borrower,] each Issuing Bank having a Letter of Credit outstanding, the Swingline Bank [and the Administrative Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Commitment Assigned Amount, (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

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    SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.8 Facility fees accrued with respect to the Commitment Assigned Amount to the date hereof are for the account of the Assignor and such fees accruing with respect to the Commitment Assigned Amount on and after the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

8
Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

    SECTION 4. Consent of [the Borrower], the LC Issuing Banks, the Swingline Lender [and the Administrative Agent.] This Agreement is conditioned upon the consent of [the Borrower,] each LC Issuing Bank having a Letter of Credit outstanding, the Swingline Bank [and the Administrative Agent] pursuant to the Credit Agreement.

    SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower or the validity and enforceability of the obligations of the Borrower in respect of any Financing Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

    SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:

Title:
[ASSIGNEE]
By:

Title:

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    The undersigned consent to the foregoing assignment:

[TENET HEALTHCARE CORPORATION
By:
Title:]
MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Swingline Bank [and as Administrative Agent]
By:
Title:
[LC ISSUING BANKS]
By:

Title:

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